<PAGE 1>
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )


Filed by the registrant [ x ]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ]  Preliminary proxy statement        [   ]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[ x ]  Definitive proxy statement

[   ]  Definitive additional materials

[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         COMMONWEALTH ENERGY SYSTEM
               (Name of Registrant as Specified in Its Charter)


_____________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ x ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

       1)  Title of each class of securities to which transaction applies:
           _______________________________________________________________

       2)  Aggregate number of securities to which transactions applies:
           _______________________________________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           _______________________________________________________________

       4)  Proposed maximum aggregate value of transaction:
           _______________________________________________________________

       5)  Total fee paid:
           _______________________________________________________________


[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount previously paid:
            _____________________________________________

        2)  Form, Schedule or Registration Statement No.:
            _____________________________________________

        3)  Filing party:
            _____________________________________________

        4)  Date filed:
            _____________________________________________

<PAGE 2>
















                                                Commonwealth
                                                Energy System
                                                Notice of 1995
                                                Annual Meeting,
                                                Proxy Statement
                                                and 1994 Financial
                                                Information





































                                                Please sign and return your
                                                proxy promptly

<PAGE 3>


                          COMMONWEALTH ENERGY SYSTEM

                           Cambridge, Massachusetts

                   Notice of Annual Meeting of Shareholders

                                  May 4, 1995

To the Shareholders of
COMMONWEALTH ENERGY SYSTEM

      Notice is hereby given that the Annual Meeting of Shareholders of Commonwealth Energy System will be held at the office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, on Thursday,
May 4, 1995, at 10:30 o'clock A.M., Eastern Daylight Time, for the following purposes:

      1. To elect three Trustees to hold office for a three-year term and until the election and qualification of their respective successors.

      2.    To take action on a proposal by the Board of Trustees to amend
            Section 6 of the System's Declaration of Trust, as amended, to revise the geographic residency requirement for Trustees.

      3. To consider and vote upon a shareholder proposal, if presented at the meeting, as described herein.

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Common Shareholders of record at the close of business on March 17, 1995 are entitled to notice of, and to vote at, the meeting.

                                          By order of the Trustees,




                                          MICHAEL P. SULLIVAN
                                          Michael P. Sullivan
                                          Vice President, Secretary
                                          and General Counsel

March 31, 1995

                                   IMPORTANT

      We cordially invite you to attend the Annual Meeting of Shareholders, but IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MAIL YOUR PROXY IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Because our shares are widely distributed over a large number of holders, it is both necessary and desirable that all Shareholders send in their proxies. Failure to secure a quorum on the date set would necessitate an adjournment, which would cause the System considerable and needless expense. To avoid this, please SIGN AND DATE the accompanying proxy and mail it promptly in the enclosed envelope to Commonwealth Energy System, P.O. Box 9150, Cambridge, Massachusetts 02142-9150.

<PAGE 4>


                                PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Commonwealth Energy System (hereinafter called the "System") to be used at the Annual Meeting of Shareholders of the System, to be held on Thursday, May 4, 1995, at the principal executive office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, of which due notice has been given in accordance with the System's Declaration of Trust dated December 31, 1926, as amended. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A properly executed and returned proxy will be voted in accordance with the directions contained thereon. Abstentions shall be voted neither "for" nor "against," but shall be counted in the determination of a quorum. Broker non-votes will not be counted either in calculating the number of shares present for the purpose of determination of a quorum or for the purpose of determining whether a matter has received the required number of votes. The giving of a later-dated proxy revokes all proxies previously given. The approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to Shareholders is March 31, 1995.

                             FINANCIAL STATEMENTS

      The audited financial statements of Commonwealth Energy System and Subsidiary Companies, which include comparative Balance Sheets as of December 31, 1994 and 1993, Statements of Income and Statements of Cash Flows for the three years ended December 31, 1994 and the Report of Independent Public Accountants, are included in Exhibit A of this Proxy Statement.

                               VOTING SECURITIES

      Each Common Share is entitled to one vote. Only Shareholders of record at the close of business on March 17, 1995 are qualified to vote at the meeting. There were outstanding as of the record date 10,585,909 Common Shares.

      The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies owned beneficially 1,711,590 Common Shares representing 16.2% of the outstanding Common Shares as of February 1, 1995. Members of the Plan are entitled to give voting instructions with respect to their interests.

                 OWNERSHIP BY MANAGEMENT OF VOTING SECURITIES

      The following table shows the beneficial ownership, reported to the System as of February 1, 1995 of Common Shares of the System owned by the Chief Executive Officer and the four other most highly compensated Executive Officers and, as a group, all Trustees and Executive Officers of the System.

                                               Total
                                               Common         Percent of
      Name                                     Shares (1)        Class

      William G. Poist                           5,309           0.1%
      Russell D. Wright                          4,153           0.1%
      Kenneth M. Margossian                      3,025           0.1%
      James D. Rappoli                           1,167           0.1%
      Leonard R. Devanna                         1,636           0.1%
      All Trustees and Executive Officers
        as a group (14 persons)                 25,642           0.2%

<PAGE 5>


(1) Beneficial ownership set forth in this Proxy Statement includes, where applicable, shares with respect to which voting or investment power is attributed to an Executive Officer or Trustee because of joint or fiduciary ownership of the shares or relationship of the Executive Officer or Trustee to the record owner, such as a spouse, together with shares held under the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

                            1-ELECTION OF TRUSTEES

      Three Trustees will be elected at the Annual Meeting of Shareholders to hold office for the ensuing three years in accordance with the Declaration of Trust, which provides for staggered terms of Trustees of three years each. The three Trustees elected at this meeting will hold office for a three-year term and until the election and qualification of their respective successors. Under the terms of the Declaration of Trust, Trustees are required to be elected by a plurality vote of the Shareholders.

      The Shares represented by the enclosed form of proxy will be voted, and the persons named in such form of proxy will, unless otherwise directed in the proxy, vote shares represented by proxies received for the election of the following nominees:

                              Sheldon A. Buckler
                               Betty L. Francis
                             Michael C. Ruettgers

      Of the three nominees, Dr. Buckler and Ms. Francis are presently Trustees. Mr. Ruettgers was nominated by the Board on February 23, 1995 to fill a vacancy which will be occasioned by the retirement of Mr. Sinclair Weeks, who is retiring from the Board at the conclusion of his term effective May 4, 1995.

      Although it is not contemplated that any of the three (3) nominees will be unable to serve, in the event a vacancy in the list of the System's nominees is occasioned by death or other unexpected occurrence, your proxy will be voted for the election of a nominee acceptable to the remaining Trustees.

                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                 Common Shares
                                                                 Beneficially
                                               Year First        Owned as of
                                                Became a         February 1,
Name, Principal Occupation and Term of Office   Trustee    Age     1995

(B) SHELDON A. BUCKLER, formerly Vice Chairman
(C)   of the Board and Director, Polaroid
(E)   Corporation, Cambridge, Massachusetts
      (Manufacturer of photographic equipment
      and supplies); Director, Lord Corp.;
      Aseco Corp.; Nashua Corporation; Parlex
      Corp.; Spectrum Information Technologies,
      Inc.; and Speech Systems, Inc.
      TERM EXPIRES IN 1995 (NOMINEE)..........   (1991)     63       1,069

(A) PETER H. CRESSY, Chancellor, University of
      Massachusetts Dartmouth, North Dartmouth,
      Massachusetts
      TERM EXPIRES IN 1996 ...................   (1994)     53         100

<PAGE 6>


                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                 Common Shares
                                                                 Beneficially
                                               Year First        Owned as of
                                                Became a         February 1,
Name, Principal Occupation and Term of Office   Trustee    Age     1995

(B) HENRY DORMITZER, formerly Executive Vice
(D)   President, Wyman-Gordon Company, Worcester,
      Massachusetts (Producer of forgings for
      aerospace and transportation industries)
      TERM EXPIRES IN 1997 ...................   (1985)     60         700

(A) BETTY L. FRANCIS, Executive Vice President
      and Chief Financial Officer, BancBoston
      Mortgage Corporation, Jacksonville, Florida
      TERM EXPIRES IN 1995 (NOMINEE)..........   (1991)     48         100

(C) FRANKLIN M. HUNDLEY, Member and a Managing
(D)   Director, Rich, May, Bilodeau & Flaherty,
      P.C., Boston, Massachusetts (Attorneys);
      Director, The Berkshire Gas Company
      TERM EXPIRES IN 1997 ...................   (1985)     60       2,293

(A) WILLIAM J. O'BRIEN, President, William J.
      O'Brien, Inc., Southborough, Massachusetts
      (management consulting)
      TERM EXPIRES IN 1996...................    (1994)     62       1,100

    WILLIAM G. POIST, President and Chief
      Executive Officer of Commonwealth Energy
      System and Chairman, Chief Executive Officer
      and a Director of its principal subsidiary
      companies
      TERM EXPIRES IN 1996 ..................    (1992)     61       5,309

    MICHAEL C. RUETTGERS, President, Chief
      Executive Officer and Director, EMC
      Corporation, Hopkinton, Massachusetts
      (data storage technology); Director,
      Keane, Inc. and Cross Comm Corporation
      (NOMINEE)..............................     -         52         -

(B) GERALD L. WILSON, Vannevar Bush Professor of
(D)   Engineering, Massachusetts Institute of
(E)   Technology, Cambridge, Massachusetts;
      Director, Analogic Corp.
      TERM EXPIRES IN 1997 ...................   (1985)     55         464

      Each of the persons named above has held his or her present position (or another executive position with the same employer) for more than the past five years except for Ms. Francis, who served in various executive capacities at the Boston Five Cents Savings Bank from 1986 to 1990; Dr. Wilson, who served as Vice President-Corporate Technology and Manufacturing at Carrier Corporation during 1991-1992 while on a leave of absence from Massachusetts Institute of Technology; and Mr. O'Brien, who served as President and Chief Executive Officer of The Hanover Insurance Company from 1979 to 1992.

      During 1994, fees of $669,427 were incurred for legal services rendered by the firm of Rich, May, Bilodeau & Flaherty, P.C., of which Mr. Hundley is a Member and a Managing Director. The firm has been employed in the last fiscal year and the current fiscal year.

<PAGE 7>


      Each Trustee, including nominees, owned beneficially less than one-third of one percent of outstanding Common Shares.

-------------------------

(A)   Member of Audit Committee.

(B)   Member of Executive Compensation Committee.

(C)   Member of Nominating Committee.

(D)   Member of Benefit Review Committee.

(E)   Member of Strategic Planning Committee.

            COMPENSATION OF EXECUTIVE OFFICERS DURING THE YEAR 1994

      The following table shows compensation paid by the System and its subsidiaries to the System's President and Chief Executive Officer and the four other highest paid Executive Officers of the System whose total compensation in 1994 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE
                                                   Long-Term Compensation (3)
                           Annual Compensation        Awards        Payouts

                                                                    Long-
                                                            Options  Term
                                           Other            /Stock  Incen-    All
                                           Annual   Restr-  Apprec-  tive    Other
                                           Compen-  icted   iation   Plan    Compen-
 Name and                  Salary          sation   Stock   Rights   (LTIP)  sation
 Principal Position   Year   (1)    Bonus    (2)    Awards  (SARS)  Payouts    (4)
William G. Poist      1994 $320,000 $98,721   -        -        -      -    $12,804
 President and Chief  1993  291,888  78,031   -        -        -      -     11,604
 Executive Officer of 1992  270,000  65,121   -        -        -      -     10,800
 the System and Chair-
 man and Chief Exec-
 utive Officer of its
 principal subsidiary
 companies

Russell D. Wright     1994 $215,897 $60,964   -        -       -       -    $ 8,400
 President and Chief  1993  195,000  53,814   -        -       -       -      7,704
 Operating Officer    1992  167,140  40,665   -        -       -       -      6,884
 of Cambridge
 Electric Light
 Company, Canal
 Electric Company,
 COM/Energy Steam
 Company and
 Commonwealth
 Electric Company

Kenneth M. Margossian 1994 $179,917 $52,005   -        -       -       -    $ 7,140
 President and        1993  165,000  47,256   -        -       -       -      6,564
 Chief Operating      1992  153,833  38,733   -        -       -       -      6,120
 Officer of Common-
 wealth Gas Company
 and Hopkinton LNG Corp.

<PAGE 8>


                          SUMMARY COMPENSATION TABLE (CONT'D)
                                                   Long-Term Compensation (3)
                           Annual Compensation        Awards        Payouts
                                                                    Long-
                                                            Options  Term
                                           Other            /Stock  Incen-    All
                                           Annual   Restr-  Apprec-  tive    Other
                                           Compen-  icted   iation   Plan    Compen-
 Name and                  Salary          sation   Stock   Rights   (LTIP)  sation
 Principal Position   Year   (1)    Bonus    (2)    Awards  (SARS)  Payouts    (4)
James D. Rappoli      1994 $151,686 $43,196   -        -       -       -    $ 5,880
  Financial Vice      1993  130,333  36,184   -        -       -       -      5,082
  President and       1992   93,917  21,931   -        -       -       -      3,732
  Treasurer of the
  System and its
  subsidiary companies

Leonard R. Devanna    1994 $142,166 $41,745   -        -       -       -    $ 5,912
 Vice President-New   1993  133,333  37,542   -        -       -       -      6,603
 Business Development 1992  124,167  29,939   -        -       -       -      4,899
 of COM/Energy
 Services Company

--------------------

(1) The amounts in this column represent the aggregate total of cash compensation received and compensation deferred by the above-named individuals. Compensation is deferred pursuant to the provisions of the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies.

(2) The dollar value of perquisites and other personal benefits, securities or property totalling either $50,000 or 10% of total annual salary and bonus, together with various other earnings, amounts reimbursed for the payment of taxes, and the dollar value of any stock discounts not generally available are required to be disclosed in this column. In 1994, there were no such perquisites, earnings, reimbursements or discounts paid or made.

(3) In 1994, the System did not provide to its employees, including Executive Officers, any payments or awards in the form of restricted stock, stock options, stock appreciation rights, long-term incentive plan payouts or other forms of long-term compensation.

(4) The amounts in this column represent the aggregate contributions by the System and certain subsidiary companies during 1994 on behalf of the above-named individuals to the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution plan. The Plan incorporates salary deferral provisions pursuant to Section 401(k) of the Internal Revenue Code for all employees who have elected to participate on that basis. The Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution/defined benefit plan. Unlike the Employees Savings Plan, this Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code of 1986. The Plan was established to provide an additional benefit to any participant in the Employees Savings Plan whose benefit under the plan would be curtailed by limits in effect under the Internal Revenue Code for qualified plans. Of the amounts set forth in the "All Other Compensation" column, $6,162, $8,400, $4,622, $2,311 and $2,887 represent the contributions made on behalf of Messrs. Poist, Wright,

<PAGE 9>


      Margossian, Rappoli and Devanna, respectively, by the Employees Savings Plan. Contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna by the Executive Salary Continuation and Excess Benefit Plan in 1994 equalled $6,642, $0, $2,518, $3,569 and $4,139, respectively.

<PAGE 10>


                              PENSION PLAN TABLE

      The following table shows annual retirement benefits payable to employees, including Executive Officers, upon retirement at age 65, in various compensation and years of service classifications, assuming the election of a retirement allowance payable as a life annuity from the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies, as of December 31, 1994.

    Highest Annual
  Consecutive 3-Year
    Average Base
    Salary of Last               Annual Benefit for Years of Service (1)
      10 Years         10 Years   15 Years  20 Years   25 Years   30 Years   35 Years
    $ 90,000 ....      $15,818    $23,728   $ 31,637   $ 39,546   $ 47,455   $ 51,614
     120,000 ....       21,318     31,978     42,637     53,296     64,955     69,614
     150,000 ....       26,818     40,228     53,637     67,046     80,455     87,614
     180,000 ....       32,318     48,478     64,637     80,796     96,955    105,614
     210,000 ....       37,818     56,728     75,637     94,546    113,455    123,614
     240,000 ....       43,318     64,978     86,637    108,296    129,955    141,614
     270,000 ....       48,818     73,228     97,637    122,046    146,455    159,614
     300,000 ....       54,318     81,478    108,637    135,796    162,955    177,614
     330,000 ....       59,818     89,728    119,637    149,546    179,455    195,614
     360,000 ....       65,318     97,978    130,637    163,296    195,955    213,614

-------------

(1) Federal law places certain limits on the amount of benefits which can be paid from qualified pension plans. Payments made by the System in excess of the applicable limitations are made pursuant to the terms of the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. For 1994, the maximum annual compensation limit under the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies was $150,000, and the maximum annual benefit under that Plan was $118,800.

      The Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies is a non-contributory defined benefit plan. The Plan is a final average earnings type plan under which benefits reflect the employee's years of credited service. The employee receives the higher of either an integrated or non-integrated Plan formula to realize the maximum retirement benefit applicable to his or her employment history. Both of the Plan formulae are based on the average of the three highest consecutive January 1 base salaries during the ten-year period preceding the employee's retirement or termination. Retirement benefits are available to employees on or after age fifty-five provided the sum of their age and years of service is at least seventy-five. Messrs. Poist, Wright, Margossian, Rappoli and Devanna have 30, 27, 25, 20 and 13 credited years of service respectively. For the purposes of calculating the annual retirement benefits of Messrs. Poist, Wright, Margossian, Rappoli and Devanna pursuant to the Plan, only the amounts set forth in the summary compensation table as "Salary" are utilized to determine each executive's three highest consecutive January 1 base salaries during the ten year period preceding the executive's retirement or termination.

      Each Executive Officer of the System has elected certain pre-retirement death benefits and supplemental retirement benefits in exchange for waiving certain standard life insurance benefits (in excess of $50,000), and the survivor income benefits generally available to all eligible employees. The alternative program for Executive Officers provides a pre-retirement death benefit of either: (i) a lump-sum payment of three times salary; or (ii) fifty percent of monthly base salary for one hundred and eighty months. The supplemental retirement benefit provides that an Executive Officer may retire after the attainment of age fifty-five and completion of ten years of service. Normal retirement at age sixty-five provides an annual payment equal to

<PAGE 11>


thirty-five percent of final base salary per year for life, or for a period of one hundred and eighty months, whichever is longer. Benefits are reduced for retirement prior to age sixty-five. The supplemental retirement benefits are in addition to the amounts shown in the table above and are not subject to limitation. If the employment of the Executive Officer shall terminate for any reason other than death and before completion of ten years of service and attainment of age fifty-five, there are no benefits payable under this alternative program for Executive Officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board of Trustees has furnished the following report on executive compensation for 1994:

      The Chief Executive Officer's base salary compensation is determined by review of comparable utility salary data and evaluation of certain reference criteria. The Executive Compensation Committee (the "Committee") reviews compensation comparisons prepared by an independent consultant for roles comparable in scope to the Chief Executive Officer's and other executives. In addition, the Committee reviews market compensation data provided by the System's human resources department, selected utility proxy material, and utility industry references such as those provided by the Edison Electric Institute. Among the reference criteria reviewed by the Committee in developing external market pay norms are business type (investor-owned utilities), scope (utilities with revenues of approximately $500 million to $2 billion) and location (utilities headquartered in the northeast region of the U.S.). This market reference group of companies represents a subset of Value Line's utility sample.

      The Chief Executive Officer's base salary target (i.e., control point) is designed to match the market median for the utility reference group. The Committee adjusts the Chief Executive Officer's salary in relation to the salary range target on a subjective basis through evaluation of the same objective criteria used to determine the Chief Executive Officer's annual incentive award and individual goals as set forth below.

      The Chief Executive Officer's award for 1994 pursuant to the System's Annual Incentive Plan, as hereinafter described, was determined on a weighted basis, with two-thirds of the award potential attributable to the attainment of System goals and objectives, and one-third of the award potential attributable to individual goals and objectives. For 1994, the System criteria forming the goals and objectives applicable to the Annual Incentive Plan were: 1) meeting pre-established targets comparing System actual net income to budgeted net income for 1994; 2) success in implementing budgetary constraints in the interest of controlling costs; and 3) meeting certain pre-established benchmark measures of operation and maintenance expenses per customer, as compared to a peer group of 19 utility companies chosen by the System's compensation consultant. Each of the three System goals and objectives are equally weighted, and awards are made based on meeting, exceeding or reaching maximum attainment of targets. The goal established for actual net income was to meet or exceed the approved budgeted amounts. The System's 1994 net income of $48.97 million exceeded targeted net income of $41.20 million by 18.9%, resulting in a maximum award. The goal established for cost control was for operating and maintenance expenses in 1994 to be below the approved budgeted amounts. This goal was achieved by the System having reduced actual operation and maintenance expenses to 5.3% below established budgets, resulting in a maximum award for having exceeded the 5% below budget maximum target. The goal of maintaining operating and maintenance expenses per customer within the top 50% of the 19 company industry peer group was exceeded, as the System was rated the seventh most effective of the 19 companies in controlling operation and maintenance expenses. In the aggregate, the goals and objectives applicable to the System component of the Annual Incentive Plan were rated as 95.8% achieved.

<PAGE 12>


      The individual goals of the Chief Executive Officer for 1994 under the Annual Incentive Plan included: developing a System business development plan, overseeing the formation of a key performance factor metering system, and improving electric operations' overall customer favorability as measured by customer surveys. The Chief Executive Officer's performance relative to achieving individual goals was rated as 90% achieved, resulting in an aggregate performance rating of 94% achievement.

      The System's Long Term Incentive Plan, approved by shareholders in 1994, measures performance and provides the potential for awards of Common Shares over a three-year Plan Period. The first year of the initial Plan Period established under that Plan was 1994, and as a result no award was made under the Plan for 1994.

      With respect to other Executive Officers, the Chief Executive Officer, in conjunction with the System's human resources staff, established salary ranges for each Executive Officer. The salary ranges were based in part upon salaries provided to executive officers in the System's industry peer group, as reported by the Edison Electric Institute and from regional salary surveys so as to establish salary ranges generally in the median of the peer group. Specific salary levels were then established through an evaluation of the Executive Officer's performance of goals and duties. The base salary levels, as recommended by the Chief Executive Officer, were also reviewed and approved by the Executive Compensation Committee.

      In addition to base salary, the named Executive Officers are also eligible under the Annual Incentive Plan to receive annual variable incentive compensation of up to a maximum of 30% of annual base salary. In 1994, the System goals and objectives constituting the annual performance criteria and the corresponding weightings which determined eligibility for awards to the named Executive Officers under the Annual Incentive Plan were the same as those applicable to the Chief Executive Officer. The individual goals and objectives of the other Executive Officer Plan participants included various financial and operating performance standards, such as management of outside legal services, the stabilization of electric customers' costs of purchased power, and the maintenance of individual department total annual expenses at amounts not exceeding approved budgets.

                        THE EXECUTIVE COMPENSATION COMMITTEE
                        Henry Dormitzer, Chairperson
                        Sheldon A. Buckler
                        Gerald L. Wilson

<PAGE 13>


                     COMPARATIVE TOTAL SHAREHOLDER RETURN

      Set forth below is a line graph comparing the cumulative total shareholder return for the System's Common Shares to the cumulative total return of the S&P 500 Stock Index and a Peer Group Index which is comprised of 93 utility companies (including the System) which are followed by Value Line, Inc. The entities which comprise the Peer Group are also set forth hereinafter.

                      Comparative Five-Year Total Returns
         Commonwealth Energy System, S&P 500 and Value Line Peer Group
                    (Performance results through 12/31/94)


        ---------------------------------------------------------------


                          Line graph illustration of

                 comparative five-year (1990-1994) cumulative

                     total returns based on values listed

                                in chart below.


        ---------------------------------------------------------------


                   1989      1990      1991      1992      1993     1994

      COM/Energy  $100.00   $ 94.55   $121.82   $142.53   $164.76   $139.27
      S&P 500      100.00     96.83    126.41    136.26    150.00    151.73
      Peer Group   100.00    101.47    131.43    140.92    156.53    137.46

      Assumes $100 invested at the close of trading on the last trading day of 1989 in COM/Energy Common Shares, S&P 500 and the Peer Group. Also assumes reinvestment of dividends.

      Source: Value Line, Inc.

                                  PEER GROUP


Allegheny Power System, Inc.              Minnesota Power & Light Co.
American Electric Power Co., Inc.         Montana Power Co.
Atlantic Energy Inc.                      Nevada Power Co.
Baltimore Gas and Electric Company        New England Electric System
Boston Edison Company                     New York State Electric & Gas Corp.
Carolina Power & Light Co.                Niagara Mohawk Power Corporation
Centerior Energy Corporation              NIPSCO Industries Inc.
Central Hudson Gas & Electric Corp.       Northeast Utilities
Central Louisiana Electric Company Inc.   Northern States Power Co.
Central Maine Power Co.                   Northwestern Public Service Co.
Central & South West Corp.                Ohio Edison Co.
Central Vermont Public Service Corp.      Oklahoma Gas & Electric Co.
CILCORP Inc.                              Orange and Rockland Utilities, Inc.
CINergy Corp.                             Otter Tail Power Co.
CIPSCO Incorporated                       Pacific Gas & Electric Co.
CMS Energy Corp.                          PacifiCorp.

<PAGE 14>


Commonwealth Energy System                PECO Energy Company
Consolidated Edison Co. of New York, Inc. Pennsylvania Power & Light Co.
DPL Inc.                                  Pinnacle West Capital Corp.
Delmarva Power & Light Company            Portland General Electric Co.
The Detroit Edison Company                Potomac Electric Power Co.
Dominion Resources, Inc.                  Public Service Co. of Colorado
DQE                                       Public Service Co. of New Mexico
Duke Power Co.                            Public Service Enterprise Group Inc.
Eastern Utilities Associates              Puget Sound Power & Light Co.
El Paso Electric                          Rochester Gas and Electric Corp.
Empire District Electric Company          St. Joseph Light & Power Co.
Entergy Corporation                       San Diego Gas & Electric Co.
Florida Progress                          SCANA Corp.
FPL Group, Inc.                           SCEcorp
General Public Utilities Corp.            Sierra Pacific Power Co.
Green Mountain Power Corp.                The Southern Company
Hawaiian Electric Co., Inc.               Southern Indiana Gas & Electric Co.
Houston Industries Incorporated           Southwestern Public Service Co.
Idaho Power Co.                           TECO Energy, Inc.
IES Industries                            Texas Utilities Company
Illinova Corp.                            TNP Enterprises, Inc.
Interstate Power Co.                      Tucson Electric Power Co.
Iowa-Illinois Gas and Electric Company    Unicom Corp.
IPALCO Enterprises, Inc.                  Union Electric Co.
Kansas City Power & Light Co.             United Illuminating Co.
KU Energy Corporation                     UtiliCorp. United Inc.
LG&E Energy Corp.                         Washington Water Power Co.
Long Island Lighting Co.                  Western Resources Inc.
MDU Resources                             Wisconsin Energy Corp.
Midwest Resources, Inc.                   Wisconsin Public Service Corp.
                                          WPL Holdings, Inc.



               MEETINGS OF THE BOARD OF TRUSTEES AND COMMITTEES

      The System's Board of Trustees held thirteen meetings throughout 1994. The Board has an Audit Committee, an Executive Compensation Committee, a Nominating Committee, a Benefit Review Committee and a Strategic Planning Committee.

      The Audit Committee is composed of Betty L. Francis, Chairperson, Peter
H. Cressy and William J. O'Brien. The Committee held four meetings in 1994. The Committee's functions are: to recommend the selection of an independent public accountant; to review the scope of and approach to audit work; to review non-audit services provided by the independent public accountants; and to review accounting principles and practices and the adequacy of internal controls.

      The Executive Compensation Committee is composed of Henry Dormitzer, Chairperson, Sheldon A. Buckler and Gerald L. Wilson. During 1994 the Committee held four meetings. The Committee was formed for the purpose of reviewing and recommending compensation and promotional adjustments for certain of the System's personnel.

      The Nominating Committee is composed of Sinclair Weeks, Jr., Chairperson, Franklin M. Hundley and Sheldon A. Buckler. The Committee held two meetings in 1994. The functions of the Committee are: to coordinate suggestions or searches for potential nominees for the position of Trustee;

<PAGE 15>


to review and evaluate qualifications of potential nominees; and to recommend to the Board of Trustees nominees for vacancies occurring from time to time on the Board of Trustees. The Committee will consider nominees recommended by Shareholders upon the timely submission of the names of such nominees with their qualifications and biographical information forwarded to the Nominating Committee of the Board of Trustees.

      The Benefit Review Committee is composed of Franklin M. Hundley, Chairperson, Henry Dormitzer and Gerald L. Wilson. During 1994 the Committee held one meeting. The Committee was organized to consider and recommend to the Board of Trustees matters associated with the System's major funded benefit plans. Functions of the Committee include: recommending the composition of benefit plan boards and reviewing investment policy, objectives, performance or proposed changes related to the plans.

      The Strategic Planning Committee is composed of Gerald L. Wilson, Chairperson and Sheldon A. Buckler. The Committee held seven meetings during 1994. The functions of this Committee are: attendance at strategic planning sessions, support and insight to management and coordination and communication of management planning activities with the Board of Trustees.

      Each Trustee who was not an employee of the System is compensated for his or her services as Trustee at the rate of $10,000 per annum, plus $850 for each Trustee and Committee meeting attended. The Chairpersons of the Audit, Executive Compensation, Benefit Review and Strategic Planning Committees each receive an additional $1,000 during the year. In addition, the Chairman of the Board receives a retainer of $10,000 per year for his services as Chairman of the Board and of the Nominating Committee.

      The Retirement Plan for Trustees of Commonwealth Energy System was adopted to provide retirement benefits to non-management members of the Board of Trustees in recognition of their services to the System. Members of the Board of Trustees who have served as Trustees for at least five years are eligible to participate in the Plan. Each eligible Trustee qualifies for an annual retirement benefit payment equal to fifty percent of the annual retainer fee in effect at retirement (excluding retainers for chairing committees), plus 10% of the annual retainer fee for each year in addition to five years served, up to 100% of such fee. The annual retirement benefit payment is adjusted to reflect the first subsequent increase, if any, in the annual retainer fee for service on the Board following the Trustee's retirement. The annual retirement benefit payment becomes vested at the time of eligibility and is payable to Trustees for a period equal to the greater of ten years or the number of years of service as a Trustee.


                        2-AMENDMENT TO SECTION 6 OF THE
                             DECLARATION OF TRUST

      There will be presented to shareholders by the Board of Trustees a proposal to consent to an amendment to Section 6 of the System's Declaration of Trust, which section contains the requirement that at least two-thirds of the Trustees be at all times residents of Massachusetts and that each of the remaining Trustees be a resident of one of the New England states. The purpose of the amendment is to remove the restriction which requires that each of the Trustees who are not Massachusetts residents be a resident of one of the New England states. The text of the proposed amendment to section 6 is set forth as follows:

      Section 6 of the System's Declaration of Trust would be amended by deleting from the second and third lines of the first paragraph of Section 6 the words "and each of the remaining Trustees shall at all times be a resident of one of the New England states" so that the first sentence of section 6 reads as follows:

      "At least two-thirds of the Trustees hereunder shall at all times be residents of Massachusetts".

<PAGE 16>


      The Trustees believe that this amendment would be in the best interests of Shareholders, as it will enable the System to attract and retain qualified candidates for the position of Trustee throughout the System's geographic shareholder base, which includes all of the United States. At the same time, retention of the Massachusetts residency requirement for two-thirds of the Board reflects the fact that the System is predominantly an intra-state Massachusetts gas and electric utility company. The proposed amendment will also allow for the continued service on the Board by Ms. Francis, who has taken a position in the Jacksonville, Florida office of BancBoston Mortgage Corporation.

      The Board of Trustees believes that the restrictions relative to residency which were inserted into the Declaration of Trust over forty years ago no longer reflect the System's shareholder demographics, and that such restrictions both limit the selection and retention of Trustees and fail to provide for the mobility of today's workforce. At the same time, the provisions set forth in section 6 requiring two-thirds of the Trustees to be residents of Massachusetts will continue to ensure that the Board has a majority of members who are aware of the business climate within which the System operates so as to be able to provide valuable insight and advice in the management of the System's affairs. Upon the consent of the holders of the majority of the outstanding Common Shares present at the meeting and entitled to vote on the proposed amendment, the Trustees of the System will on May 4, 1995 vote to amend the Declaration of Trust and will file the amended Declaration of Trust, as required by the terms of the Declaration of Trust and the laws of the Commonwealth of Massachusetts.

      THE TRUSTEES RECOMMEND A VOTE "FOR" THE APPROVAL OF THE AMENDMENT.


                            3-SHAREHOLDER PROPOSAL

      The System has been advised that Mr. John Jennings Crapo, Porter Square Branch, P.O. Box 151, Cambridge, Massachusetts, 02140-0002, holder of 225 Common Shares, proposes to submit the following proposal at the 1995 Annual
Meeting:

      RESOLVED: It is the judgment of the Shareholders of Commonwealth Energy System ("CES") that it is advisable to amend the CES Declaration of Trust, dated December 31, 1926, as amended, and that the Board of Trustees present to Shareholders at the next Annual Meeting of Shareholders an appropriate amendment to said Declaration of Trust to accomplish the following:

Trustees elected at the annual meeting of Shareholders commencing with the 1997 Annual Meeting of Shareholders shall be elected to hold office until the next annual meeting and until their successors are elected and qualified.

      SUPPORTING STATEMENT: This is a reasonable proposal. It has been considered Annually at CES Shareholder Annual Meetings starting with 1991.

It provides for the appropriate modification to the Declaration of Trust in 1996, the election of ALL Trustees ANNUALLY commencing in 1997, in a carefully thought out manner. This proposal at the May 05, 1994 Annual Meeting of Shareholders received as follows:
1,483,947 Common Shares or 14% were voted "For" the Proposal
5,917,813 Common Shares or 57% were voted "Against" the Proposal, and
3% "Abstained" from the Proposal.
System Vice President, General Counsel, and Secretary, Mr. Michael P. Sullivan, Esquire, has advised Proponent that based on this vote and the applicable regulations Proponent may bring forth the Proposal again.
A proposal to abolish the Classified Board of Directors of Tri-Continental Corporation, presented by this proponent May 19, 1994 at Chemical Bank, New York City, received the following votes as reported to Proponent:

<PAGE 17>


48,067,020 shareholders representing 59.8% of the shares outstanding & eligible to vote balloted in person or by proxy ballot.
20.0% of the shares outstanding and 33.5% of the votes cast voted "For" Proponent's proposal.
35.9% of the shares outstanding and entitled to vote and 60.9% of the shareholder votes cast voted "Against" proponent's proposal.
And, 3.9% of the shares outstanding and entitled to vote and 6.5% of votes cast votes "Abstained."
Objections of TY were that a classified board: provides continuity, stability, and experience in leadership and in direction strategy...; ensures Board Members will be fully accountable to Stockholders because each year a portion of the Board must stand before Stockholders for election...; improves the ability of Board Members to more effectively represent the interests of all Stockholders.
The reactions of CES Shareholders and other Shareholders points out the necessity for CES Shareholders to vote again on Board declassification.

      BOARD OF TRUSTEES RECOMMENDATION:

      The Board of Trustees recommends a vote AGAINST this proposal for the following reasons:

      This proposal has been submitted at each Annual Meeting since 1991. It requests that the Board of Trustees submit a proposal to Shareholders at the 1996 Annual Meeting, calling for the repeal of the classified Board, so that all Trustees would be elected on an annual basis. The classified board was adopted at the 1987 Annual Meeting, when Shareholders voted to amend the System's Declaration of Trust to create three classes of Trustees, with an equal number of Trustees in each class, and to provide that the Trustees would serve three-year staggered terms, such that three Trustees are eligible for election each year. The classified board is intended to help to ensure continued familiarity of Board members with the business, management and policies of the System, since a majority of the Trustees at any given time would have prior experience as Board members. These amendments are also designed to encourage persons seeking to acquire control of the System to initiate an acquisition through arms-length negotiations with the System's management and Board of Trustees, by making it more difficult to change the composition of the Board. Also, the amendments may allow the System's management to obtain more time and information for evaluating a takeover proposal, in order to fully protect the interests of the System and its Shareholders.

      The Board continues to believe that each Trustee is fully accountable to Shareholders throughout each term of office, whether that term is three years or one year. The Board further notes that the classified board system was determined to be of sufficient merit such that the Massachusetts legislature has codified that system, in its 1990 amendments to the laws pertaining to Massachusetts business corporations (however, the System, as a Massachusetts Trust, is not affected by this legislation).

      Repeal of the classified Board (which, if the present proposal is adopted, would actually be pursuant to the acceptance of a proposed Amendment to the Declaration of Trust to be offered at the 1996 Annual Meeting of Shareholders) requires the affirmative vote or written consent of three-quarters of the shares entitled to vote, in accordance with the terms of the System's Declaration of Trust.

<PAGE 18>


          ACCORDINGLY, A VOTE "AGAINST" THE PROPOSAL IS RECOMMENDED.

                               4-OTHER BUSINESS

      The Board of Trustees of the System knows of no matters other than those set forth in the Notice of the Annual Meeting which are likely to be brought before the meeting. However, if any other matters of which the Board of Trustees is not aware are appropriately presented for action, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

                                 MISCELLANEOUS

      The independent public accounting firm selected by the Trustees as Auditor of the System is Arthur Andersen LLP. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The cost of soliciting proxies will be borne by the System. A limited number of regular employees may solicit proxies by telephone or in person subsequent to the initial solicitation by mail. In addition, the System has retained the firm of D. F. King to aid in such solicitation of proxies. The System expects to pay such firm a fee of $5,500 plus expenses. The System will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to security owners.

      The proxy card for a participant in the System's Dividend Reinvestment and Common Share Purchase Plan includes the number of shares which are registered in the participant's name and the number of shares beneficially owned by the participant that are held in the name of the nominee of the System for the Plan. A participant's vote with respect to the shares registered in the participant's name is also an instruction by the participant to the nominee to vote the shares credited to the participant's account under the Plan.

      In order for Shareholder proposals for the 1996 Annual Meeting of Shareholders to be eligible for inclusion in the System's Proxy Statement, they must be received by the System at its principal office in Cambridge, Massachusetts, prior to December 2, 1995.

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, Shareholders are urged, regardless of the number of shares owned, to SIGN, DATE and RETURN the enclosed proxy promptly.


                                      MICHAEL P. SULLIVAN
                                      Michael P. Sullivan
                                      Vice President, Secretary
                                      and General Counsel


Cambridge, Massachusetts 02142-9150
March 31, 1995

<PAGE 19>







                                                Commonwealth
                                                Energy System
                                                1994 Financial
                                                Information
















































                                                Exhibit A

<PAGE 20>


CONTENTS                                                       PAGE REFERENCE
                                                               PUBLISHED EDGAR


Management's Discussion and Analysis of Financial
 Condition and Results of Operations...........................  A-3      21


Management's Report............................................  A-15     36


Report of Independent Public Accountants.......................  A-15     37


Consolidated Balance Sheets....................................  A-16     38


Consolidated Statements of Income..............................  A-18     40


Consolidated Statements of Cash Flows..........................  A-19     41


Consolidated Statements of Capitalization......................  A-20     42


Consolidated Statements of Changes in Common Shareholders'
  Investment and Consolidated Statements of Changes in
  Redeemable Preferred Shares..................................  A-21     43


Notes to Consolidated Financial Statements.....................  A-22     44


Selected Financial Data........................................  A-36     59

<PAGE 21>


                          COMMONWEALTH ENERGY SYSTEM
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

      Earnings

      Earnings and earnings per common share by organizational element for the three-year period are summarized in the table below:

                                1994              1993              1992
                                    Per               Per               Per
                          Amount   Share    Amount   Share    Amount   Share
                           (Dollars in Thousands Except Per Share Amounts)

      Electric..........  $32,952  $3.16    $28,742  $2.82    $23,295  $2.31
      Gas...............   12,346   1.19     15,746   1.54     13,253   1.32
      Other.............    2,500    .24        116    .01      2,058    .20
        Total...........  $47,798  $4.59    $44,604  $4.37    $38,606  $3.83

        Parent company earnings and dividends on preferred shares were allocated among the electric, gas and other operations of the system based on the Parent's equity investment in each segment.

      1994 versus 1993

      In 1994, earnings improved by 7.2% to the highest year-end level in the history of the System. Return on average common equity for 1994 was 13.7%, equaling the return for 1993, which was the highest since 1985. Significant factors that contributed to the improved earnings were: 1) cost savings of $2.7 million in direct payroll and the absence in 1994 of $3.7 million in severance pay attributable to a work force reduction implemented at our electric division and services company during the second quarter of 1993;
2) reduced undercollection of certain purchased power capacity costs that resulted in a positive earnings change of $2.9 million; 3) a full year of new base rates for Cambridge Electric Light Company that became effective in June 1993; 4) an increase of 1.4% in retail electric unit sales; and 5) lower short-term interest costs of $2.3 million reflecting a 38% decrease in the debt level to $44.9 million (the lowest year-end amount since 1986 and only 5.2% of total capitalization).

      The higher earnings in 1994 were achieved despite the decline in earnings from gas operations that reflected milder weather conditions in the fourth quarter when degree days were 14% below both normal and the fourth quarter of the prior year. For the year, firm gas sales decreased 1.7% but several record daily send-outs were achieved, including a new peak on January 19, 1994 of 364,799 MMBTU.

      1993 versus 1992

      Earnings improved in 1993 by 15.5% due, in part, to a significant reduction in other operation expense ($16.6 million or 7.4%) that reflected the system's cost containment efforts which included the shutdown of the Cannon Street generating station in late 1992 ($1.5 million) and the work force reduction that provided a net payroll savings of $1.6 million. The provision for bad debt expense declined by $2.7 million and resulted from improved collection experience. Other factors which contributed to the earnings increase were: 1) higher retail electric unit sales and firm gas sales during the heating season; 2) new base rates for Cambridge Electric;
3) the recognition of electric conservation and load management (C&LM) related lost base revenues ($2.4 million); and 4) the reversal of a reserve ($3.8 million) following the resolution of uncertainties related to the system's Seabrook investment.

<PAGE 22>


      Electric Revenues and Unit Sales

      Electric operating revenues for the years 1994, 1993 and 1992 consisted of:
                                           1994         1993         1992
      Operating Revenues - In Thousands
        Retail.......................    $525,326     $513,160     $483,151
        Wholesale....................     108,171      105,445      108,197
        Other........................       5,630        5,415        5,921
            Total....................    $639,127     $624,020     $597,269

      Unit sales (in Megawatthours or MWH) for the years 1994, 1993 and 1992 consisted of:
                                          %                   %
                                1994    Change      1993    Change      1992

      Residential..........  1,770,095   1.5     1,744,181   1.0     1,726,139
      Commercial...........  2,049,949   2.1     2,008,213   2.9     1,951,228
      Industrial and Other.    801,165  (0.3)      803,630   1.4       792,505
      Total Retail.........  4,621,209   1.4     4,556,024   1.9     4,469,872
      Wholesale............  3,803,786   3.1     3,689,129  (5.4)    3,898,924
        Total..............  8,424,995   2.2     8,245,153  (1.5)    8,368,796

      Customers served.....    357,000   1.4       352,000   1.1       348,000

      In 1994, electric operating revenues increased $15.1 million (2.4%) due primarily to higher fuel and purchased power costs of $11 million (3.2%), the new base rates for Cambridge Electric that became effective June 1, 1993 and higher total unit sales of 2.2%. Another factor contributing to the increased level of revenues was a greater recovery of lost base revenues of approximate-ly $920,000. Partially offsetting these increases was a $1.5 million reduc-tion in C&LM program costs for electric operations which are being recovered through revenues. To the extent that costs associated with these programs increase or decrease from period to period, a corresponding change will occur in revenues. The recovery of lost base revenues is allowed by the Massachu-setts Department of Public Utilities (DPU) to encourage effective implementa-tion of C&LM programs. The rise in wholesale revenues of $2.7 million (2.6%) was due to a $9.3 million (12.8%) increase in sales to other utilities offset, in part, by a $5.9 million (21.7%) decline in sales to the New England Power Pool. Fluctuations in the level of wholesale electric sales have little, if any, impact on earnings.

      For 1994, retail electric unit sales gained 1.4% as a result of increased heating demand caused by the extremely cold weather conditions during the first quarter and greater usage, particularly air conditioning load, during the summer months. Unit sales reflect continued moderate growth of approximately 5,000 customers, mainly in the residential and commercial sectors, resulting from more housing units and an improved economy that produces added heating and air conditioning loads. Growth in unit sales is reduced somewhat by the system's conservation programs. The system expects that its retail unit sales growth will average 1% - 2% over the next five years.

      1993 electric operating revenues increased $26.8 million (4.5%) due primarily to the net increase in fuel and purchased power costs of $35.8 million (11.4%), the base rate increase for Cambridge Electric, a 1.9% increase in retail unit sales and the recovery of approximately $2.4 million in C&LM lost base revenues. Partially offsetting these increases was a lower level ($9 million) of C&LM program costs. The decline in wholesale revenues of $2.8 million (2.5%) was due to a 5.9% drop in unit sales to non-associated utilities.

      Retail electric unit sales for 1993 increased by 1.9%, as each customer segment improved, offset somewhat by the impact of conservation programs. In particular, unit sales reflected a moderate increase in customers, primarily

<PAGE 23>


residential and commercial, a greater demand for power from seasonal custom-ers, reflecting an improved economy and to a lesser extent, more extreme weather conditions.

      Fuel and Purchased Power

      To satisfy demand requirements and provide required reserve capacity, the system supplements its generating capacity by purchasing power on a long- and short-term basis through entitlements pursuant to power contracts with other New England and Canadian utilities and with Qualifying Facilities and other non-utility generators through a competitive bidding process that is regulated by the DPU.

      The cost of fuel used for electric generation and purchased power per KWH sold was $.043, $.042 and $.037 for 1994, 1993 and 1992, respectively. These costs constitute 56% in both 1994 and 1993 and 52% in 1992 of electric operating revenues for the respective years and reflect the impact of the system's contractual obligations to purchase higher-cost power. These contracts, negotiated in the 1980s when the system's customer base grew dramatically and forecasts predicted continued growth, persisted to drive costs up as additional "must run" capacity came on line displacing lower cost units as the economy slowed. In 1994, the system took aggressive action to deal with the escalating energy costs by concluding the negotiation of a restructured power sales agreement, effective January 1, 1995, with an independent power producer (IPP) that defers purchases for a maximum of six years and requires the facility to provide power on a dispatchable basis at the discretion of Commonwealth Electric. Another purchased power contract was terminated through a buy-out arrangement effective January 27, 1995, pending final Federal Energy Regulatory Commission (FERC) approval. For further details, refer to the "Power Contract Negotiations" discussion that follows.

      In 1994, the average cost reflects the moderating impact of the deferral of $16 million of costs associated with Commonwealth Electric's rate stabilization mechanism that was implemented on April 1, 1994 and is further discussed in the "Rate Stabilization Plan" section to follow. The cost per KWH would have been $.045 in 1994 were this mechanism not in effect.

      For 1994 and 1993, fuel and purchased power costs increased $11 million (3.2%) and $35.8 million (11.4%), respectively, due to higher unit sales in both years and the contractual obligations discussed above prior to the restructuring of one contract and the termination of a second. In both years, there were additional power purchases from certain natural gas-fired IPP facilities and reduced generation from Canal Electric Company's units (for sales to non-associate utilities).

      Fuel and purchased power in 1994 and 1993 includes the increased cost of using cleaner burning but more expensive fuel oil (1% sulphur) at Canal Electric. In addition, 1993 expense includes $5.6 million for capacity-related costs associated with certain purchased power contracts that were not recovered in revenues due to the recovery mechanism established by the DPU.
In 1994, this underrecovery was reduced to $800,000. This underrecovery reduced net income by $485,000 and $3.4 million in 1994 and 1993, respective-ly. (Refer to the "Cost Recovery" section of this discussion for more information.)

<PAGE 24>


      Energy Mix

      The system's energy mix, including purchased power, is shown below:

                                                 Actual
                                     1994         1993        1992

      Natural gas.................    38%          29%         21%
      Nuclear.....................    25           26          27
      Oil.........................    24           31          41
      Waste-to-energy.............     9            8           7
      Hydro.......................     2            3           2
      Coal........................     2            3           2
        Total.....................   100%         100%        100%

      The system's energy mix has shifted during the last several years from oil to natural gas and other fuels due to the requirement to purchase capacity from IPP facilities and, to a lesser extent, continued efforts to reduce its reliance on oil. There were no new sources of system generation or purchased power in 1994. In 1993, Commonwealth Electric began receiving power from:
1) an 11.1% entitlement in a 240 megawatt (MW) gas-fired cogeneration facility; 2) a 17.2% entitlement in a 160 MW gas-fired cogeneration facility;
3) additional energy from the expansion of a waste-to-energy plant; and 4) an extended commitment to April 1997 to exchange 50 MW of Canal Electric's oil-fired generation with 50 MW of pumped storage energy capacity from non-affiliate New England Power Company's Bear Swamp Units (an initial, smaller exchange of 25 MW began in 1992). In 1991, Canal Electric arranged for a long-term exchange of power with Central Vermont Public Service Company (CVPS) whereby 50 MW from Canal Electric's oil-fired Unit 2 was exchanged for 25 MW from CVPS's Vermont Yankee nuclear unit and 25 MW from its Merrimack Unit 2 coal-fired facility. This agreement expires in October 1995. In certain circumstances, it is possible to exchange capacity with another utility so that the mix of power improves the pricing for dispatch for both the seller and the purchaser. The Canal Electric/Bear Swamp transaction alone will save the system's customers $2.7 million over a four-year period that began in June 1993. In 1995, it is expected that these exchanges, combined with a reduction in the capacity from purchased power contracts with natural gas-fired IPPs, will necessitate increased purchases from the oil-fired Canal Electric units.

      In October 1993, the system reached an agreement (subject to regulatory approvals) with Montaup Electric Company (the 50% owner of Canal Unit 2) and Algonquin Gas Transmission Company to build a natural gas pipeline that will serve the Canal Unit 2 generating station. Unit 2 will be modified to burn gas as well as oil. (Refer to "Environmental Matters" section for more information.)

      Oil-fired generation has been significantly reduced from pre-1993 levels but still accounts for 24% of the system's total sources, with higher levels anticipated for 1995 and beyond. Average oil prices in 1994 at Canal Elec-tric's generating plant, a major supplier of electricity for the system, were $14.33 per barrel as compared to $14.02 and $12.95 per barrel in 1993 and 1992, respectively. In conformance with tighter restrictions on stack emissions, the Massachusetts Department of Environmental Protection (DEP) mandated a reduction in sulphur dioxide emissions requiring the periodic use of lower-sulphur (1%) content oil. In 1994, 1% oil averaged $14.92 per barrel, a 1.6% and 12.1% decrease from the $15.16 and $17.25 per barrel cost in 1993 and 1992, respectively. However, in 1994 and 1993 lower-sulphur oil displaced 70.4% and 57.5% of the higher-sulphur (2.2%) content oil as compared to 24% in 1992.

      In addition to power purchases, the system is actively pursuing the marketing of certain capacity at competitive terms and rates to utilities in and outside the New England region at a higher price (thus saving the system's customers the difference) than if it were to sell to the New England Power Pool. This situation is a result of several utilities in New England (the

<PAGE 25>


system included) having excess capacity and lowered prospects for sales growth. This competitive business developed for the system in the early 1990s when it began to formally request proposals to supply short-term energy and associated capacity to other utilities on the open market to fulfill their power requirements. Increased emphasis on the marketing of this capacity yielded approximate savings of $1,039,000, $429,000 and $451,000 in 1994, 1993 and 1992, respectively.

      Gas Revenues, Unit Sales and Cost of Gas Sold

      Gas operating revenues for the years 1994, 1993 and 1992 consisted of:

                                              1994        1993        1992
      Operating Revenues - In Thousands

        Firm............................    $296,027    $291,986    $283,792
        Interruptible...................       5,864       5,367       6,389
        Transportation..................       2,563       1,566       1,087
        Other...........................      19,114       3,725       3,606
            Total........................   $323,568    $302,644    $294,874

      Unit sales and transportation volume (in billions of British thermal units or BBTU) for the years 1994, 1993 and 1992 consisted of:

                                          %                  %
                                1994    Change      1993   Change     1992

      Residential.........     21,515   (3.3)      22,252   (0.6)    22,392
      Commercial..........     10,728   (1.9)      10,931    0.2     10,913
      Industrial and other      6,296    4.3        6,036   (7.2)     6,505
         Total firm.......     38,539   (1.7)      39,219   (1.5)    39,810
      Off-system..........      6,401    -            -      -          -
      Quasi-firm..........        487    -            -      -          -
      Interruptible.......      1,927    1.6        1,896  (23.1)     2,464
         Total sales......     47,354   15.2       41,115   (2.7)    42,274
      Transportation......      2,208   26.0        1,753   59.9      1,096
        Total.............     49,562   15.6       42,868   (1.2)    43,370

      Customers served....    232,000    -        232,000    2.2    227,000

      For 1994, gas operating revenues increased $20.9 million (6.9%) due primarily to an increase in the cost of gas sold of $20.4 million (13%), higher C&LM costs ($2.6 million) that are recovered through a Conservation Charge (CC) recovery mechanism which is part of the existing Cost of Gas Adjustment Clause (CGAC), an increase in transportation revenues ($997,000) and higher interruptible sales. To the extent that costs associated with C&LM programs increase or decrease from period to period, a corresponding change will occur in revenues. Included in other revenues for the first time were new off-system sales. The margin on these sales will be shared with one-half used to reduce the cost of gas to firm customers and the remainder deferred pending DPU approval of Commonwealth Gas Company's margin sharing proposal that is expected to be filed in 1995. Although the per unit cost of gas sold decreased slightly, the increase in the total cost of gas sold reflects a 15% increase in the volume of gas purchased due primarily to the off-system sales noted above (there were no sales of this type in 1993) and sales from a new "quasi-firm" service available to certain customers. Quasi-firm sales service is designed for larger customers and provides a combination of firm and interruptible service. In exchange for prices lower than full firm service, quasi-firm customers will receive interruptible service in peak demand months and firm service in off-peak months.

      Gas operating revenues for 1993 rose $7.8 million (2.6%) due primarily to increases in C&LM costs ($4.8 million), the cost of gas sold ($2.4 million) and an increase in transportation revenues ($479,000). Offsetting these increases were slightly lower unit sales.

<PAGE 26>


      Firm sales gains from extreme cold weather experienced during the first quarter of 1994 (5.6%) were substantially offset by the decline in fourth quarter sales (15%) due to mild weather. During January 1994, on four different occasions, the system established all-time highs for daily send-out, setting a new peak on January 19 of 364,799 MMBTU. The previous all-time peak was 336,998 MMBTU set in January 1988. In 1993, firm gas sales declined by 1.5%, including a 7.2% decline in sales to industrial and other customers; however, firm sales during the heating season when seasonal rates are in effect increased by nearly 3%. Although interruptible sales decreased 23% during 1993, these sales have no impact on net income since all of the margin from these sales are flowed back to firm customers through the CGAC. The variations from year to year in weather conditions, particularly during the heating season, cause gas usage to fluctuate. The system expects that its firm unit sales growth will average 1% - 2% over the next five years.

      The total number of customers remained stable in 1994 but increased at a rate of 1.8% in 1993 due to new home construction and conversion activity.
The fluctuation in interruptible sales during the three-year period reflects the competitive market conditions for energy resources and the conversion in 1994 of interruptible sales to quasi-firm.

      The cost of gas sold per MMBTU averaged $3.74, $3.81 and $3.65 in the years 1994, 1993 and 1992, respectively. The average per unit cost in 1994 and 1993 reflects the amortization of FERC Order No. 636 (Order 636) transition costs of $3.6 million and $396,000, respectively. Pursuant to a DPU order issued on October 29, 1993, transition charges related to Order 636 costs are reflected as a regulatory asset which Commonwealth Gas will recover, with carrying charges, over a four-year period that began in November 1993, as further discussed in the "Cost Recovery" section that follows.

      Other Operation and Maintenance

      In 1994, other operation was virtually unchanged due to the savings resulting from the second quarter 1993 work force reduction ($2.7 million), the absence of severance pay incurred in 1993 ($3.7 million) and a decline in the provision for bad debt expense due to improved collection experience ($600,000). The impact of these factors was offset by higher levels of insurance and employee benefit costs ($2.4 million), a $1 million increase in C&LM costs and the impact of inflation on the cost of labor, materials and other services.

      Other operation in 1993 decreased $16.6 million (7.4%) due to lower C&LM costs ($4.2 million), the absence in 1993 of costs associated with Common-wealth Electric's Cannon Street generating station ($1.5 million), which ceased operations in October 1992, and the net savings of $1.6 million ($5.3 million in payroll savings less $3.7 million in severance costs) associated with the second quarter work force reduction. Also contributing to the decrease in costs in 1993 was the provision for bad debt expense which declined $2.7 million (22.8%) due to improved collection experience, lower liability insurance costs of $1.7 million due to lower claims, lower Seabrook operating costs of $1.1 million and a decline in employee medical and life insurance costs of $800,000. Offsetting these decreases, in part, was an increase in pension costs of $1.5 million.

      Cambridge Electric, Commonwealth Electric and Commonwealth Gas have received approval from the DPU to recover certain costs associated with C&LM programs through the operation of a CC decimal. For the years ended December 31, 1994, 1993 and 1992, C&LM costs (including amortization of prior period

<PAGE 27>


amounts), which are included in other operation expense in the accompanying consolidated statements of income, were as follows:

                                        1994         1993         1992
                                             (Dollars in Thousands)

      Cambridge Electric............   $ 1,227      $ 2,905      $ 4,246
      Commonwealth Electric.........     4,302        4,165       11,826
      Commonwealth Gas..............     7,685        5,094          286
         Total......................   $13,214      $12,164      $16,358

      Maintenance in 1994 declined $4.1 million (10%) due primarily to the timing of scheduled maintenance at the Canal Units. Maintenance in 1993 increased by $700,000 (1.9%) due primarily to a scheduled major inspection and overhaul of the Canal Unit 2 boiler, turbine and generator.

      The total number of full-time employees declined 13.6% to 2,169 in 1994 from 2,510 employees at year-end 1991. Management believes the work force level is adequate to service its customers.

      Depreciation, Amortization and Taxes

      Depreciation expense in 1994 increased $1.7 million (4%) due to slightly higher rates and higher levels of plant in service and the absence of an adjustment made in 1993 which lowered that year's expense by approximately $700,000 (1.6%) due to an adjustment to the accrual rate used by Canal Electric to reflect an extension of the depreciable life of Unit 1 from 1996 to 2002. The abandonment of the Cannon Street generating station also contributed to the decrease in 1993.

      Amortization increased by less than 2% in 1994, while the decline in this expense for 1993 of $1.7 million (21.9%) was due to the absence of amortization costs related to Commonwealth Gas' automated mapping system.

      Income tax expense increased $900,000 (3.2%) in 1994 due to a higher level of pretax income. In 1993, income tax expense rose $7.7 million (37.5%) due to the significantly higher level of pretax income and, to a lesser extent, an increase in the federal income tax rate to 35%, retroactive to January 1, 1993.

      Local property taxes increased $1.1 million (6.8%) in 1994 reflecting higher tax rates and assessments. The 2.7% increase in local property taxes in 1993 primarily reflects higher tax rates and assessments offset, in part, by an adjustment to the 1993 property tax accrual associated with revisions made to the nuclear station property tax assessed by the state of New Hampshire to the joint-owners of Seabrook 1. Payroll and other taxes in 1994 declined nearly $600,000 (6.8%) reflecting the lower number of employees in the current period. The 3.8% increase in payroll and other taxes in 1993 was due to an increase in unemployment tax rates.

      Other Income

      The substantial decrease in other income during 1994 was primarily due to the absence of a 1993 second quarter reversal of a reserve ($3.8 million pretax) related to Canal Electric's Seabrook 1 investment. The decision to eliminate this reserve was prompted by the inclusion of Seabrook 1 costs in base rates at the state level for Cambridge Electric. Another factor contributing to the decrease was a $2 million (pretax) charge related to a settlement negotiated with an outside party for certain costs associated with Commonwealth Electric's energy conservation program. The decline for 1994 was offset, somewhat, by accrued interest on Commonwealth Electric's fuel charge stabilization deferral ($674,000) and the equity component of allowance for funds used during construction (AFUDC) of $341,000. There was no equity AFUDC in 1993.

<PAGE 28>


      The substantial increase in other income during 1993 reflects the reversal of the aforementioned reserve, offset, in part, by the absence in 1993 of equity AFUDC.

      Interest Charges

      For 1994, long-term interest charges increased $2 million (5.4%) due to a higher level of long-term debt reflecting a full year of new debt issued at various times in 1993 by Commonwealth Electric, Commonwealth Gas and Hopkinton LNG Corp. ($134 million). Interest on short-term borrowings declined by $2.3 million (33.5%) despite higher average interest rates (4.4% versus 3.5%) due to the significantly lower average level of borrowings ($23.9 million versus $103.1 million) resulting from a higher level of internally generated funds and the 1993 financing activity.

      Interest charges increased in 1993 by $2.5 million (6.1%) due to a lower level of AFUDC debt resulting from the Seabrook settlement noted previously and an increase in interest on long-term debt of $700,000 primarily due to the issuance of $65 million in new debt in the first quarter of 1993. Somewhat offsetting these increases was a $300,000 decline in other interest charges due to lower rates (3.5% versus 4%) and a lower average level of short-term borrowings ($103.1 million versus $126.3 million).

Liquidity and Capital Resources

      Overview

      The System is the largest combination public utility holding company in New England with annual revenues approaching $1 billion and assets of approxi-mately $1.3 billion. Capital resources of the System and its subsidiaries are derived principally from retained earnings and equity funds provided through the System's Dividend Reinvestment and Common Share Purchase Plan (DRP). During 1994, nearly 34% of the System's shareholders participated in DRP. Supplemental interim funds are borrowed on a short-term basis and, when necessary, replaced with new equity and/or debt issues through permanent financing secured on an individual company basis. The System and its subsidi-aries have over the years, maintained adequate financial resources and access to the capital markets and further, do not anticipate a change in 1995 or beyond. The System purchases 100% of all subsidiary common stock issues and provides, to the extent possible, a portion of the subsidiaries' short-term financing needs. These combined resources provide the funds required for the subsidiary companies' construction programs, current operations, debt service and other capital requirements. In March 1994, the System's Board of Trustees voted to increase the quarterly dividend per common share from 73 cents to 75 cents (2.7%) based on the System's improving financial condition and to provide shareholders a fair and reasonable return. Through February 1995, the System has paid dividends without interruption or reduction since 1947 (191 consecutive quarters).

      Financial Condition

      For 1994, cash flows from operating activities amounted to approximately $126.6 million including net income of nearly $49 million and non-cash items such as depreciation ($44.2 million), amortization ($9.5 million) and deferred income taxes of $14.8 million. The change in working capital since December 31, 1993, exclusive of the changes in cash ($1.7 million) and interim financing ($27.1 million), amounted to $52.7 million and had a significant positive effect on cash flows from operating activities. The working capital change reflects lower levels of unbilled revenues ($10.1 million) and accounts receivable ($1.5 million) coupled with higher levels of accounts payable ($27.9 million), accrued taxes ($8.9 million) and other miscellaneous current assets and liabilities ($4.3 million). The change in other operating items of $41.8 million includes $16 million related to Commonwealth Electric's rate stabilization deferral, $8.5 million related to uncollected postretirement benefit costs, $2.6 million in uncollected Order 636 transition costs and $14.7 million in other deferred costs.

<PAGE 29>


      Capital Requirements

      Construction expenditures for 1994 were $58.6 million, including AFUDC and nuclear fuel while sinking fund requirements and redemptions of long-term debt amounted to $16.4 million for a total capital requirement of $75 million, a decrease of $23.6 million from the 1993 level. These requirements for 1994 were funded entirely with internally generated funds. In addition, short-term borrowings were reduced by $27.1 million to $44.9 million, which for the most part, was funded with internal cash generated from higher retail electric unit sales and continued cost containment efforts.

      The system anticipates that future capital requirements, as shown below, will be met primarily through internally generated funds, supplemented by a combination of debt and equity financings. As conditions warrant, the system will refinance certain of its outstanding securities based on acceptable market conditions resulting in a lower cost of debt. The timing and amount of future debt and equity financings will be dictated by economic and financial market conditions and the needs of system subsidiaries.

      Capital requirements estimated for 1995 through 1999 are as follows:

                                         1995  1996  1997  1998  1999  Total
                                              (Dollars in Millions)
      Construction expenditures
         including AFUDC..............   $ 88  $ 77  $ 62  $ 66  $ 64  $357
      Long-term debt maturities.......     25    33    14    19    20   111
      Mandatory sinking funds on long-
       term debt and preferred shares.      6     9     9     8     8    40
         Total........................   $119  $119  $ 85  $ 93  $ 92  $508

      Sources of Capital

      It is anticipated that approximately $371 million or 73% of the projected capital requirements shown above will be provided from internal sources, a portion of which is the collection of accounts receivable generated from the sale of electricity, gas and steam to retail and wholesale customers. Other cash sources include the sale of Common Shares through DRP, periodic short-term borrowings from banks, rental income and dividends from investments.

      Capital financings during the five-year forecast period are projected to be issued by subsidiary companies, including common stock issued exclusively to the System, as follows:
                                            1996     1998     1999    Total
                                                (Dollars in Millions)

      Long-term debt......................  $ 62     $ 48     $ 41     $151
      Common stock........................    20       28       17       65
         Total............................  $ 82     $ 76     $ 58     $216

      The System could also raise capital through the issuance of additional series of preferred shares or additional Common Shares. However, there are no projected financings of this type anticipated at this time.

      Cash provided by subsidiary company operations continues to be the prim-ary source of funds. The proceeds from these sources were used to provide for the payment of dividends and meet capital requirements. The System believes its capital resources and liquidity are sufficient to meet its current and projected requirements. In 1994, the subsidiaries of the system provided $49.7 million to the Parent, and proceeds from DRP provided $9.4 million. In 1993, these amounts were $64.3 million and $7.1 million, respectively.

      System companies also maintain lines of credit with banks. At December 31, 1994, short-term notes payable to banks were $44.9 million, representing the lowest year-end level since 1986 and a decrease of $27.1 million (38%)

<PAGE 30>


from last year. Bank borrowings are used to temporarily fund construction projects and to repay the long-term debt of the System and its subsidiary companies ($10 million in 1994). Arrangements for bank lines of credit totaled $90 million in committed lines and $90 million in uncommitted lines at December 31, 1994, at which time approximately $135 million was available to the system. At December 31, 1999, the system's level of bank borrowings is projected to be approximately $1.8 million.

      Subsidiary companies also participate in the COM/Energy Money Pool (the
Pool). This is an arrangement whereby subsidiary companies' short-term cash surpluses are used to help meet the short-term borrowing needs of the utility subsidiaries. In general, lenders to the Pool receive a higher rate of return than they otherwise would on such investments, while borrowers pay a lower interest rate than those available from banks.

      Capital Structure

      The system's objective is to maintain a capital structure that preserves an appropriate balance between debt and equity. All long-term debt, preferred shares and common equity issued by the system is ultimately used to repay short-term debt. The system's capitalization structure, including short-term debt, is presented below:
                                                                  Estimate
                                1993              1994              1999
                                         (Dollars in Thousands)

      Long-term debt....   $458,893  51.9%   $443,307  51.2%   $447,052  46.8%
      Preferred shares..     15,480   1.8      14,660   1.7      10,560   1.1
      Common equity.....    337,070  38.2     362,997  41.9     495,796  51.9
      Short-term debt...     71,975   8.1      44,850   5.2       1,806   0.2
      Total capitalization $883,418 100.0%   $865,814 100.0%   $955,214 100.0%

Rates and Regulatory Matters

      Certain System utility subsidiaries operate under the jurisdiction of the DPU, which regulates retail rates, accounting, issuance of securities and other matters. The DPU requires historic test-year information to support changes in rates. In addition, Canal Electric, Cambridge Electric and Commonwealth Electric file their respective wholesale rates with the FERC.

      Retail Rate Proceedings

      The most recent general rate proceedings approved by, or settled with, the DPU for the System's retail electric and gas subsidiaries were as follows:

                                                            Return on
                       Effective                              Common   Total
                         Date         Requested  Authorized   Equity   Return
                                      (Dollars in Millions)

      Cambridge
        Electric     June 1, 1993       $10.2      $ 7.2       11%      9.95%
      Commonwealth
        Electric    November 1, 1991     27.7       22.8       13%     11.22%
      Commonwealth
        Gas           July 1, 1991       17.3       10.9       12%     10.49%

      Cost Recovery

         Fuel and Purchased Power

      Commonwealth Electric and Cambridge Electric file Fuel Charge (FC) rate schedules, subject to DPU regulation, under which they are allowed current recovery from retail customers of costs of fuel used in electric generation and a substantial portion of purchased power, demand and transmission costs.

<PAGE 31>


      Cambridge Electric and Commonwealth Electric collect a portion of their capacity-related purchased power costs associated with certain long-term power arrangements through base rates. The recovery mechanism for these costs uses a per kilowatthour (KWH) factor that is calculated using historical (test-period) capacity costs and unit sales. This factor is then applied to current monthly KWH sales. When current period capacity costs and/or unit sales vary from test-period levels, Cambridge Electric and Commonwealth Electric experience a revenue excess or shortfall which can have a significant impact on net income. All other capacity and energy-related purchased power costs are recovered dollar-for-dollar through the FC. Cambridge Electric and Commonwealth Electric made a filing in late 1992 with the DPU seeking an alternative method of recovery. This request was denied in a letter order issued on October 6, 1993. However, the companies were encouraged by the DPU's acknowledgement that the issues presented warranted further considera-tion. The DPU encouraged each company to continue to work with other interested parties, including the Attorney General of Massachusetts, to reach a consensus solution on the issue for future consideration. The companies have been involved in discussions with interested parties in an effort to resolve this issue in a positive fashion and hope to reach an agreement in the near future.

         Cost of Gas Sold

      Commonwealth Gas has a standard seasonal Cost of Gas Adjustment Clause which provides for the recovery, from firm customers, of purchased gas costs not recovered through base rates. These adjustment charges, which require DPU approval, are estimated semi-annually and include credits for gas pipeline refunds and profit margins applicable to interruptible and other non-firm sales. Actual gas costs are reconciled annually as of October 31, and any difference is included as an adjustment in the following year.

         C&LM Programs

      The system has implemented a variety of cost-effective C&LM programs for its gas and electric customers which are designed to reduce future energy use. On June 30, 1993, the DPU issued an order in Phase I of a C&LM cost recovery filing made by Cambridge Electric and Commonwealth Electric which allows the recovery of "lost base revenues" from electric customers. The recovery of lost base revenues is employed by the DPU to encourage effective implementa-tion of C&LM programs. The KWH savings that are realized as a result of the successful implementation of C&LM programs serve as the basis for determining lost base revenues. Commonwealth Electric and Cambridge Electric recovered approximately $3.6 million based on estimated KWH savings for the eighteen-month period that began January 1, 1993. Customer collections began July 1, 1993 over a twelve-month period. On June 30, 1994, the DPU issued an order that further allows the companies to recover approximately $3.8 million in additional lost base revenues for a one-year period that commenced July 1, 1994. Through December 31, 1994, the combined recovery was approximately $5.7 million, $2.4 million of which was collected in 1993.

      Commonwealth Gas offers conservation measures and energy savings to its residential and multi-family customers through programs approved by the DPU in June 1992 and is recovering costs via separately stated CC decimals approved in that year. On November 23, 1994, the DPU approved a settlement agreement extending Commonwealth Gas' existing demand-side management (DSM) programs until October 31, 1995 and allowing the recovery of "lost margins" from its customers that commenced in January 1995. Specifically, the settlement allows Commonwealth Gas to recover through the CC decimal the portion of the lost margins related solely to savings resulting from installations during the twelve-month period which began in November 1994. In addition, the lost margins related to savings occurring from prior period installations will be held in an interest-bearing account pending the completion of a DSM impact evaluation proceeding currently before the DPU.

<PAGE 32>


         FERC Order No. 636

      In April 1992, the FERC issued Order No. 636 (Order 636), which became effective on November 1, 1993. The order requires interstate pipelines to unbundle existing gas sales contracts into separate components (gas sales, transportation and storage services). Order 636 requires pipelines to provide transportation services that allow customers to receive the same level and quality of service they had with the previous bundled contracts. Prior to the implementation of Order 636, Commonwealth Gas purchased the majority of its gas supplies from either Tennessee Gas Pipeline Company or Algonquin Gas Transmission Company, supplemented with third-party firm gas purchases, storage services, and firm transportation from various pipelines. Presently, Commonwealth Gas purchases only transportation, storage and balancing services from these pipelines (and other upstream pipelines that bring gas from the supply wells to the final transporting pipelines) and purchases all of its gas supplies from third-party vendors, utilizing firm contracts with terms ranging from less than one year to three or more years. The vendors vary from small independent marketers to major gas and oil companies. (Refer to Note 2(g) of the accompanying Notes to Consolidated Financial Statements for more information.)

         Potential Impact of Regulatory Restructuring

      Based on the current regulatory framework in which it operates, the system accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Under SFAS No. 71, a utility is allowed to defer costs that would otherwise be expensed in recognition of the ability to recover them in future rates. As a result, the system has accumulated $111.7 million of regulatory assets (approximately 8% of total assets) as of December 31, 1994. Management believes that the current regulatory framework provides for the continued recovery of these assets.

      In the event that recovery of specific costs through rates becomes uncertain or unlikely in the future either as a result of the expanding effects of competition or specific regulatory actions, the system could be required to move away from cost-of-service ratemaking and, therefore, SFAS No.71 would no longer apply. Discontinuation of SFAS No. 71 could lead to the write-off of various regulatory assets, which would have an adverse impact on the system's financial position and results of operations. At this time, management believes that it is unlikely that regulatory action would lead to the discontinuation of SFAS No. 71 in the near future.

Competition

      This past year, the system continued to develop and implement strategies to deal with the increasingly competitive environment in our gas and electric businesses. The inherently high cost of providing energy services in the Northeast has placed the region at a competitive disadvantage as more customers begin to explore alternative supply options. Many state and federal government agencies are considering implementing programs under which utility and non-utility generators can sell electricity to customers of other utilities without regard to previously closed franchise service areas. In 1994, the DPU began an inquiry into incentive ratemaking and in February 1995 opened an investigation into electric industry restructuring.

      System company actions in response to the new competitive challenges have been well received by regulators, business groups and customers. Commonwealth Gas and Commonwealth Electric have developed and continue to develop innovative pricing mechanisms designed to retain existing customers, add new retail and wholesale customers and expand beyond current markets.

      Commonwealth Electric recently revised its Economic Development Rate which will benefit a number of high-use industrial customers and contribute to

<PAGE 33>


economic development in the area. Another new rate will provide incentive for business to expand into previously vacant space and its Rate Stabilization Plan, approved in 1994, continues to hold the line on costs passed on to customers while aggressively pursuing other cost reduction measures. Recently completed contract negotiations are expected to save customers approximately $42 million through 1999 as we continue to explore opportunities to reduce purchased power costs. Commonwealth Electric recently signed an agreement with another New England utility to purchase peaking-unit capacity at rates lower than that available from the New England Power Pool or other regional utilities.

       FERC Order 636 (November 1993) marked the beginning of the deregulation and restructuring of the natural gas industry. In addition to opening up customer markets to competition, the regulations shifted many supply-related responsibilities to local distribution companies including direct gas purchases from suppliers, pipelines and producers, transportation services and storage services. Commonwealth Gas has developed a gas control and informa-tion system that is one of the most sophisticated purchasing and tracking systems in the industry. This ability, coupled with aggressive planning and procurement strategies will help to secure Commonwealth Gas' existing market and permit the expansion of core and non-core supply capabilities.

       Commonwealth Gas' substantial LNG and storage capabilities provide it with the reliability needed during the coldest winter days and the flexibility to sell capacity when supply and pricing conditions are favorable. Twenty percent of the gas purchased during 1994 was sold outside Commonwealth Gas' franchise area. These off-system sales reduced average gas costs by four cents per MMBTU or a total of $1.7 million. These developments are pushing the gas business beyond traditional markets and Commonwealth Gas will begin to profit from these actions, pending DPU approval, by sharing in the margins produced in the new competitive arena.

      System companies continue to be aggressive in their cost containment efforts. For example, through work force reductions and attrition the system has reduced its work force approximately 16.3% since 1989. Also, the intro-duction of advanced technologies in the workplace continues to improve customer service and our competitive position in our businesses. The system has yet to be significantly impacted by the increase in competition, and absent a major shift in regulation at the state level, believes its current strategy will have a positive impact in the near-term.

      Some of the more specific details of the innovative measures taken in response to competition include the following:

      Rate Stabilization Plan

      Commonwealth Electric implemented a FC rate settlement on April 1, 1994 that stabilizes its quarterly FC rate during the years 1994 through 1996 at
6.5 cents per KWH and no greater than 6.7 cents per KWH during 1997. The settlement results in billings at a lower rate than would have otherwise been in effect and could save customers between 1.75% and 5% on their annual elec-tric bills through 1997. This rate stabilization is achieved through the use of a cost deferral mechanism that was sponsored jointly by Commonwealth Electric and the Massachusetts Attorney General and approved by the DPU. The deferred costs are reflected as a regulatory asset to be recovered, with carrying charges, over the subsequent six-year period beginning in 1998 pursuant to a recovery schedule yet to be determined and subject to DPU approval. The deferred amount, excluding carrying charges, is restricted to a maximum of $40 million during the settlement period (1994 through 1997) and is further limited to an annual amount of $16 million. Commonwealth Electric deferred $15,964,000 in 1994. In view of recent contract renegotiations, the system does not expect deferred amounts to exceed $20 million through 1997.

      The rate stabilization mechanism is part of a long-term plan to control Commonwealth Electric's retail rates. This plan will help eliminate the

<PAGE 34>


disincentive for economic development resulting from a volatile and unpredict-able FC rate. The stabilized FC rate will enable current and prospective customers to better plan their business and personal finances in a more efficient and effective manner. In addition to the Massachusetts Attorney General, this proposal has been widely supported by various business and customer groups and other political interests.

      Power Contract Negotiations

      Commonwealth Electric concluded the negotiation of a restructured Power Sale Agreement (PSA), effective January 1, 1995, with Lowell Cogeneration Company Limited Partnership (23 MW). The restructured PSA will allow the system to defer the purchase of capacity and energy for a maximum of six years and allows the purchase of power from the plant, when called back into service, to be dispatched only when needed at the discretion of Commonwealth Electric. In addition, Commonwealth Electric terminated a PSA with Pepperell Power Associates Limited Partnership (38 MW), effective January 27, 1995, through a buy-out arrangement that is subject to final FERC approval. In 1994, the power purchased from these units cost the system 6 cents per kilowatthour as compared to costs at the system's Canal Electric units of 3.5 cents. It is expected that the resolution of these contracts will enhance Commonwealth Electric's competitiveness by lowering costs and saving customers approximately $42 million through 1999.

      Economic Development

      Realizing a healthy regional economy benefits not only businesses but all area residents, Commonwealth Electric actively encourages economic growth by working in partnership with communities and businesses, providing resources and incentives to drive the region's economy. One initiative involves funding the development of an action plan to guide the work of the Massachusetts Textile and Apparel Council, a trade group organized to improve competitive-ness and job creation throughout the industry. Commonwealth Electric also funded the development of a business plan that focuses on improving infrastructure, regulation, access to capital, marketing and promotion, cooperation and leadership on Cape Cod.

      In an effort to foster industrial development in its service area, Commonwealth Electric began offering an Economic Development Rate (EDR) in October 1991 to new or existing industrial customers who have an electric demand of 500 kilowatts or more and meet specific financial and other criteria. As of December 31, 1994, twenty-three commercial and industrial customers were benefitting from this special rate. The rate is available for a six-year term. In 1993, the DPU conducted a generic investigation into EDRs and rendered a decision on September 1, 1993 that established rate design guidelines and minimum customer eligibility requirements. Commonwealth Electric refiled its EDRs to comply with the ruling. The new EDR is available to both commercial and industrial customers with loads greater than 500 kilowatts. Revenues were lower by $1.7 million, $1.5 million and $1.3 million in 1994, 1993 and 1992, respectively. These amounts represent the difference between what certain commercial and industrial customers would have paid prior to the availability of this rate. Commonwealth Electric also received approval for a Vacant Space Rate that is available to qualifying small commercial and industrial customers who establish loads in previously unoccupied building space.

      Quasi-firm and Off-system Gas Sales Services

      In late August 1994, Commonwealth Gas received regulatory approval for a new quasi-firm sales service that is designed for larger customers and provides a combination of firm and interruptible service. In exchange for prices lower than full firm service, quasi-firm customers will receive interruptible service in peak demand months and firm service in off-peak months. These arrangements will give Commonwealth Gas and its customers more flexibility in a constantly changing environment.

<PAGE 35>


      During 1994, Commonwealth Gas was able to maximize the use of its gas supply resources through off-system sales. These efforts primarily help to reduce the cost of gas to Commonwealth Gas' firm customers thereby serving to make Commonwealth Gas more competitive in its traditional markets.

Environmental Matters

      Commonwealth Gas is participating in the assessment of a number of former manufactured gas plant (MGP) sites and alleged MGP waste disposal locations to determine if and to what extent such sites have been contaminated and whether Commonwealth Gas may be responsible for remedial actions.

      The costs associated with the assessment and clean-up of these sites are recoverable in rates through the cost of gas adjustment clause over a seven-year amortization period without carrying costs pursuant to a 1990 DPU order. Commonwealth Gas has recorded an estimated $2.3 million liability that reflects its best estimate (based on current information) of the costs to be incurred in connection with the assessment and remediation activities identified to this point. Commonwealth Gas has also recorded a regulatory asset in anticipation of recovery of these costs. Commonwealth Gas is unable to predict the total cost to ultimately resolve these matters, due to significant uncertainty as to the actual site conditions and the extent of any associated remediation activities and the assignment of responsibility. However, it is expected that all such costs will continue to be recovered in rates as described above.

      Commonwealth Gas and certain other system subsidiaries are also involved in other known or potentially contaminated sites where the associated costs may not be recoverable in rates and have recorded an estimated liability (and a charge to operations) of $760,000 to cover the expected costs associated with assessment and remediation activities. These estimates are reviewed and adjusted periodically as further investigation and assignment of responsibil-ity occurs. The system is unable to estimate its ultimate liability for future environmental remediation costs. However, in view of the system's current assessment of its environmental responsibilities, existing legal requirements and regulatory policies, management does not believe that these matters will have a material adverse effect on the system's results of operations or financial position.

      In October 1993, the system reached an agreement with Montaup Electric Company (the 50% owner of Canal Unit 2) and Algonquin Gas Transmission Company to build a natural gas pipeline that will serve the Canal Unit 2 generating station, subject to regulatory approvals. Unit 2 will be modified to burn gas in addition to oil. The project will improve air quality on Cape Cod, enable the plant to exceed the stringent 1995 air quality standards established by the DEP and strengthen the system's bargaining position as it seeks to secure the lowest-cost fuel for its customers. Plant conversion and pipeline construction are expected to be completed in 1996.

Power Contract Arbitrations

      On May 2, 1994, Commonwealth Electric and Cambridge Electric gave notice of termination of power purchase agreements with Eastern Energy Corporation, the developer of a proposed 300 MW coal-fired plant, based upon the developer's failure to meet its contractual obligations. In June 1989, Commonwealth Electric and Cambridge Electric agreed to buy 27% (50 MW and 33 MW, respectively) of the power to be produced by the proposed plant, original-ly scheduled to begin operation in January 1992. The developer did not meet the permitting, construction or operation milestones established by the contracts, and has not yet obtained the required permits, commenced construc-tion or sold any additional power from the proposed plant. Efforts to reshape the power purchase agreements to provide a satisfactory arrangement were unsuccessful. In a letter dated June 30, 1994, the developer objected to the notices of termination and invoked arbitration, which is pending. A decision by the arbitrators on the legality of Commonwealth Electric's and Cambridge Electric's termination is expected in 1995.

<PAGE 36>


      Commonwealth Electric has initiated an arbitration proceeding with Dartmouth Power Associates, an IPP, seeking approximately $5 million for recovery of excess fuel charges billed to Commonwealth Electric for power purchases in 1992. A decision is expected from the arbitrators in 1995.


            ______________________________________________________



                              MANAGEMENT'S REPORT


      The consolidated financial statements presented herein are representations of the management of Commonwealth Energy System. Management recognizes its responsibility for the preparation and presentation of financial statements in conformity with generally accepted accounting principles. To fulfill this responsibility, management maintains a system of internal accounting controls, including established policies and procedures and a comprehensive internal auditing program to evaluate the adequacy and effectiveness of accounting and operating controls, compliance with system policies and procedures and the safeguarding of system assets.

      The responsibility of our independent auditors' examination is limited to the expression of an opinion as to the fairness of the consolidated financial statements presented. The independent auditors are selected by the Board of Trustees and report their findings thereto through the Audit Committee, which is comprised of three outside Trustees. The Board of Trustees is responsible for ensuring that both the independent auditors and management fulfill their respective responsibilities as they pertain to these financial statements.



                                      JAMES D. RAPPOLI
                                      James D. Rappoli,
                                      Financial Vice President

February 21, 1995.

<PAGE 37>


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



      To the Board of Trustees of Commonwealth Energy System:

      We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of COMMONWEALTH ENERGY SYSTEM (a Massachusetts trust) and subsidiary companies as of December 31, 1994 and 1993, and the related consolidated statements of income, cash flows, changes in common shareholders' investment and changes in redeemable preferred shares for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the System and subsidiary companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the System and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

      As discussed in Note 4 to the consolidated financial statements, effective January 1, 1993, the System and subsidiary companies changed their method of accounting for costs associated with postretirement benefits other than pensions.


                                      ARTHUR ANDERSEN LLP
                                      Arthur Andersen LLP

Boston, Massachusetts
February 21, 1995.

<PAGE 38>


                          Consolidated Balance Sheets
                          December 31, 1994 and 1993


                                                       1994        1993
                                                    (Dollars in Thousands)
Assets

Property, Plant and Equipment, at original cost
  Electric                                          $1,047,140   $1,018,121
  Gas                                                  338,111      322,314
  Other                                                 59,213       58,473
                                                     1,444,464    1,398,908
  Less-Accumulated depreciation and amortization       461,310      425,483
                                                       983,154      973,425
  Construction work in progress                         15,835        9,448
  Nuclear fuel in process                                  139        1,641
                                                       999,128      984,514


Leased Property, net                                    15,729       16,150


Equity in Corporate Joint Ventures
  Nuclear electric power companies (2.5% to 4.5%)        9,818        9,660
  Other investments                                      3,830        3,889
                                                        13,648       13,549

Current Assets
  Cash                                                   7,722        6,007
  Accounts receivable, less reserves of $7,956,000
    in 1994 and $7,761,000 in 1993                      92,157       93,663
  Unbilled revenues                                     33,161       43,279
  Inventories, at average cost-
    Electric production fuel oil                         1,689        1,440
    Natural gas                                         24,161       25,810
    Materials and supplies                               7,736        8,852
  Prepaid taxes                                          8,806        8,582
  Other                                                  5,858        6,649
                                                       181,290      194,282


Deferred Charges                                       134,921      106,668


                                                    $1,344,716   $1,315,163

<PAGE 39>


                          Consolidated Balance Sheets
                          December 31, 1994 and 1993

                                                       1994        1993
                                                    (Dollars in Thousands)

Capitalization and Liabilities

Capitalization (See separate statement)
  Common share investment                           $  362,997   $  337,070
  Redeemable preferred shares, less current
    sinking fund requirements                           14,660       15,480
  Long-term debt, less current sinking fund
    requirements and maturing debt                     418,307      448,893
                                                       795,964      801,443

Capital Lease Obligations                               14,098       14,456


Current Liabilities
  Interim Financing-
    Notes payable to banks                              44,850       71,975
    Maturing long-term debt                             25,000       10,000
                                                        69,850       81,975

  Other Current Liabilities-
    Current sinking fund requirements                    6,793        6,793
    Accounts payable                                   117,953       90,006
    Accrued taxes-
      Local property and other                          10,293        9,090
      Income                                             7,654          -
    Accrued interest                                     7,251        7,325
    Dividends declared                                   7,894        7,544
    Other                                               23,359       22,453
                                                       181,197      143,211
                                                       251,047      225,186



Deferred Credits
  Accumulated deferred income taxes                    160,944      156,851
  Unamortized investment tax credits                    29,304       30,774
  Other                                                 93,359       86,453
                                                       283,607      274,078



Commitments and Contingencies

                                                    $1,344,716   $1,315,163

The accompanying notes are an integral part of these consolidated financial statements.

<PAGE 40>


                       Consolidated Statements of Income
             For the Years Ended December 31, 1994, 1993 and 1992

                                                1994        1993       1992
                                                   (Dollars in Thousands)
Operating Revenues
  Electric                                    $639,127    $624,020   $597,269
  Gas                                          323,568     302,644    294,874
  Steam and other                               15,867      14,035     14,307
                                               978,562     940,699    906,450

Operating Expenses
  Fuel used in electric production,
    principally oil                             90,414      90,346    104,640
  Electricity purchased for resale             269,418     258,490    208,427
  Cost of gas sold                             177,150     156,709    154,304
  Other operation                              207,502     207,053    223,620
  Maintenance                                   36,522      40,574     39,836
  Depreciation                                  44,188      42,480     43,164
  Amortization                                   5,868       5,764      7,697
  Taxes-
    Local property                              17,467      16,350     15,923
    Income                                      29,154      28,256     20,557
    Payroll and other                            8,087       8,676      8,357
                                               885,770     854,698    826,525
Operating Income                                92,792      86,001     79,925

Other Income (Expense)
  Allowance for equity funds used during
    construction                                   341         -        1,827
  Other, net                                      (691)      3,784       (417)
                                                  (350)      3,784      1,410

Income Before Interest Charges                  92,442      89,785     81,335

Interest Charges
  Long-term debt                                39,442      37,416     36,722
  Other interest charges                         4,475       6,730      7,034
  Allowance for borrowed funds used during
    construction                                  (443)       (195)    (2,318)
                                                43,474      43,951     41,438

Net Income                                      48,968      45,834     39,897
  Dividends on preferred shares                  1,170       1,230      1,291
Earnings Applicable to Common Shares          $ 47,798    $ 44,604   $ 38,606

Average Number of Common Shares
  Outstanding                               10,413,781  10,215,614 10,081,868
Earnings Per Common Share                        $4.59       $4.37      $3.83






The accompanying notes are an integral part of these consolidated financial statements.

<PAGE 41>


                     Consolidated Statements of Cash Flows
             For the Years Ended December 31, 1994, 1993 and 1992

                                                   1994      1993      1992
                                                    (Dollars in Thousands)

Operating Activities
  Net income                                    $ 48,968   $ 45,834  $ 39,897
  Effects of non cash items-
    Depreciation and amortization                 53,727     53,088    58,883
    Deferred income taxes, net                    14,846     17,059       (74)
    Investment tax credits                        (1,470)    (1,500)   (1,543)
    Allowance for equity funds used
      during construction                           (341)       -      (1,827)
    Earnings from corporate joint ventures        (1,750)    (1,642)   (2,016)
  Dividends from corporate joint ventures          1,651      1,981     2,157
  Change in working capital, exclusive of cash-
    Accounts receivable and unbilled revenues     11,624     (3,961)    4,814
    Prepaid (accrued) income taxes                 8,016      7,321    (4,539)
    Prepaid (accrued) local property and
      other taxes                                    616        301      (598)
    Accounts payable and other                    32,437      4,642     1,441
  Fuel charge stabilization deferral             (15,964)       -         -
  Deferred postretirement benefit and
    pension costs                                 (8,536)   (10,175)   (1,418)
  Deferred Order 636 transition costs, net        (2,585)    (8,805)      -
  All other operating items                      (14,676)   (17,451)    5,233
Net cash provided by operating activities        126,563     86,692   100,410

Investing Activities
  Additions to property, plant and
    equipment (exclusive of AFUDC)-
      Electric                                   (37,997)   (29,490)  (26,080)
      Gas                                        (17,993)   (23,099)  (20,437)
      Other                                       (1,843)    (1,796)   (2,577)
  Allowance for borrowed funds used during
    construction                                    (443)      (195)   (2,318)
Net cash used for investing activities           (58,276)   (54,580)  (51,412)

Financing Activities
  Sale of common shares                            9,434      7,118     5,233
  Payment of dividends                           (32,475)   (31,101)  (30,770)
  Proceeds from (payment of) short-term
    borrowings, net                              (27,125)   (93,625)   19,800
  Long-term debt issues                              -      134,000    15,000
  Retirement of long-term debt and preferred
    shares through sinking funds                  (6,406)    (6,419)   (5,678)
  Long-term debt issues refunded                 (10,000)   (37,600)  (51,632)
Net cash used for financing activities           (66,572)   (27,627)  (48,047)

Net increase in cash                               1,715      4,485       951
Cash at beginning of period                        6,007      1,522       571
Cash at end of period                           $  7,722   $  6,007  $  1,522

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
    Interest (net of capitalized amounts)       $ 41,022   $ 39,685  $ 40,116
    Income taxes                                $ 17,563   $ 13,528  $ 14,460




The accompanying notes are an integral part of these consolidated financial statements.

<PAGE 42>
                   Consolidated Statements of Capitalization
                          December 31, 1994 and 1993
                                                         1994       1993
                                                      (Dollars in Thousands)

Common Share Investment
  Common shares, $4 par value-
    Authorized-18,000,000 shares
    Outstanding-10,525,897 in 1994
      and 10,295,077 in 1993                          $ 42,103    $ 41,180
    Amounts paid in excess of par value                103,168      94,657
    Retained earnings                                  217,726     201,233
      Total common share investment                    362,997     337,070


Redeemable Preferred Shares,
  Cumulative, $100 Par Value
    Series A, 4.80%                                      2,880       3,000
    Series B, 8.10%                                      4,320       4,480
    Series C, 7.75%                                      8,280       8,820
    Less-Current sinking fund requirements                (820)       (820)
      Total redeemable preferred shares                 14,660      15,480


Long-term Debt
  Notes due-
    1995, 4.70%                                         15,000      25,000
  System Senior Notes due-
    1995, 10.39%                                        10,000      10,000
    1997, 10.48%                                        10,000      10,000
    1998, 10.45%                                        10,000      10,000
    1999, 10.58%                                        10,000      10,000
    Less-Maturing long-term debt                       (25,000)    (10,000)
      Total System long-term debt                       30,000      55,000

  Subsidiary companies' long-term debt
    Mortgage Bonds, collateralized by property of
      operating subsidiaries, due-
        1996, 7%                                         4,560       5,320
        1996, 8.99%                                     10,000      10,000
        2001, 8.99%                                     25,400      29,050
        2006, 8.85%                                     35,000      35,000
        2020, 7 3/8%                                    10,000      10,000
        2020, 9 7/8%                                    40,000      40,000
        2020, 9.95%                                     25,000      25,000
        2033, 7.11%                                     35,000      35,000

    Notes due-
        1996, 9.97%                                     20,000      20,000
        1997, 6 1/4%                                     4,380       4,440
        1998, variable rate (6.75% in 1994 and
                4.03% in 1993)                           9,000       9,000
        1999, 8.04%                                     10,000      10,000
        2002, 7 3/4%                                     2,800       2,900
        2002, 9.30%                                     30,000      30,000
        2003, 7.43%                                     15,000      15,000
        2004, 9.50%                                     15,000      15,000
        2007, 8.70%                                      5,000       5,000
        2007, 9.55%                                     10,000      10,000
        2008, 7.70%                                     10,000      10,000
        2012, 9.37%                                     18,947      20,000
        2013, 7.98%                                     25,000      25,000
        2014, 9.53%                                     10,000      10,000
        2019, 9.60%                                     10,000      10,000
        2023, 8.47%                                     15,000      15,000
        Less-Current sinking fund requirements          (5,973)     (5,973)
             Unamortized discount, net                    (807)       (844)
        Total subsidiary companies' long-term debt     388,307     393,893

        Total long-term debt                           418,307     448,893

        Total capitalization                          $795,964    $801,443

The accompanying notes are an integral part of these consolidated financial statements.

<PAGE 43>


     Consolidated Statements of Changes in Common Shareholders' Investment
             For the Years Ended December 31, 1994, 1993 and 1992

                                                   Amounts
                                           Par     Paid in
                                           Value   Excess
                                           $4 Per  of Par   Retained
                                 Shares    Share   Value    Earnings  Total
                                           (Dollars in Thousands)

Balance December 31, 1991       10,007,237 $40,029 $ 83,457 $177,373 $300,859
Add (Deduct)-
 Net income                            -       -        -     39,897   39,897
 Sale of shares                    134,438     538    4,695      -      5,233
 Cash dividends declared-
  Common shares-$2.92 per share        -       -        -    (29,479) (29,479)
  Preferred shares                     -       -        -     (1,291)  (1,291)
Balance December 31, 1992       10,141,675  40,567   88,152  186,500  315,219
Add (Deduct)-
 Net income                            -       -        -     45,834   45,834
 Sale of shares                    153,402     613    6,505      -      7,118
 Cash dividends declared-
  Common shares-$2.92 per share        -       -        -    (29,871) (29,871)
  Preferred shares                     -       -        -     (1,230)  (1,230)
Balance December 31, 1993       10,295,077  41,180   94,657  201,233  337,070
Add (Deduct)-
 Net income                            -       -        -     48,968   48,968
 Sale of shares                    230,820     923    8,511      -      9,434
 Cash dividends declared-
  Common shares-$3.00 per share        -       -        -    (31,305) (31,305)
  Preferred shares                     -       -        -     (1,170)  (1,170)
Balance December 31, 1994       10,525,897 $42,103 $103,168 $217,726 $362,997







        Consolidated Statements of Changes in Redeemable Preferred Shares
              For the Years Ended December 31, 1994, 1993 and 1992

                                           Authorized and Outstanding
                                   Cumulative Preferred Shares-$100 Par Value

                                     Series A   Series B   Series C    Total
                                      4.80%      8.10%      7.75%      Shares

Balance December 31, 1991            32,400     48,000      99,000    179,400
    Less-Sinking fund redemptions     1,200      1,600       5,400      8,200
Balance December 31, 1992            31,200     46,400      93,600    171,200
    Less-Sinking fund redemptions     1,200      1,600       5,400      8,200
Balance December 31, 1993            30,000     44,800      88,200    163,000
    Less-Sinking fund redemptions     1,200      1,600       5,400      8,200
Balance December 31, 1994            28,800     43,200      82,800    154,800



The accompanying notes are an integral part of these consolidated financial statements.

<PAGE 44>


                          COMMONWEALTH ENERGY SYSTEM

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   Significant Accounting Policies

      (a)  General and Regulatory

      Commonwealth Energy System, the parent company, is referred to in this report as the "System" and, together with its subsidiaries, is collectively referred to as "the system." The operating companies are regulated as to rates, accounting and other matters by various authorities, including the Federal Energy Regulatory Commission (FERC) and the Massachusetts Department of Public Utilities (DPU).

      Regulated subsidiaries of the System have established various regulatory assets in cases where the DPU and/or the FERC have permitted or are expected to permit recovery of specific costs over time. Similarly, certain regula-tory liabilities established by the system are required to be refunded to customers over time. The principal regulatory assets included in deferred charges at December 31, 1994 and 1993 were as follows:

                                                         1994        1993
                                                      (Dollars in Thousands)

      Postretirement benefit costs including
        pensions                                      $ 20,129     $ 11,593
      FERC Order 636 transition costs                   19,201       21,939
      Yankee Atomic unrecovered plant and
        decommissioning costs                           18,368       15,525
      Fuel charge stabilization                         16,638          -
      Seabrook related costs                            12,648       15,774
      Pilgrim nuclear plant litigation costs             7,001        7,358
      Deferred income taxes                              5,537        7,345
      Cannon Street generating plant abandonment, net    4,400        4,391
      Conservation and load management                   3,773        4,136
      Other                                              4,042        3,478
        Total regulatory assets                       $111,737     $ 91,539

      Regulatory assets as a percent of total assets       8.3%         7.0%

      The principal regulatory liabilities, reflected in deferred credits-other and relating to income taxes, were $17.3 million and $17.9 million at December 31, 1994 and 1993, respectively.

      (b)  Principles of Consolidation

      The consolidated financial statements include the accounts of the System and all of its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

      (c)  Reclassifications

      Certain prior year amounts are reclassified from time to time to conform with the presentation used in the current year's financial statements.

      (d)  Equity Method of Accounting

      The system uses the equity method of accounting for investments in corporate joint ventures due, in part, to its ability to exercise significant influence over operating and financial policies of these entities. Under this method, it records as income the proportionate share of the net earnings of the joint ventures with a corresponding increase in the carrying value of the investment. The investment is reduced as cash dividends are received. The system conducts business with the corporate joint ventures in which it has investments, principally four nuclear generating facilities located in New England and a 3.8% interest in Hydro-Quebec Phase II.

<PAGE 45>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      (e)  Operating Revenues

      Customers are billed for their use of electricity and gas on a cycle basis throughout the month. To reflect revenues in the proper period, the estimated amount of unbilled sales revenue is recorded each month.

      System utility companies are generally permitted to bill customers currently for fuel used in electric production, purchased power and transmission costs, total gas costs and conservation and load management and environmental costs through adjustment clauses. Amounts recoverable under these clauses are subject to review and adjustment by the DPU. Cambridge Electric Light Company (Cambridge) and Commonwealth Electric Company (Commonwealth Electric) collect a portion of capacity-related purchased power costs associated with certain long-term power arrangements through base rates. The amount of such fuel and energy costs incurred but not yet reflected in customers' bills, which totaled $306,000 in 1994 and $5,565,000 in 1993, is recorded as unbilled revenues. Commonwealth Electric also has implemented a Fuel Charge (FC) rate settlement that stabilizes its quarterly FC rate for the years 1994 through 1997 by utilizing a cost deferral mechanism approved by the DPU. The deferral, which will ultimately be recovered in revenues beginning in 1998, is limited to $16 million annually (excluding carrying charges) and is further restricted to a maximum of $40 million during the settlement period.

      (f)  Depreciation

      Depreciation is provided using the straight-line method at rates intended to amortize the original cost and the estimated cost of removal less salvage of properties over their estimated economic lives. The average composite depreciation rates were as follows:

                                     1994    1993    1992

      Electric                       3.30%   3.28%   3.49%
      Gas                            2.98    2.95    2.90
      Steam                          3.94    3.61    3.50
      LNG                            3.12    3.07    3.00

      (g)  Allowance for Funds Used During Construction

      Under applicable rate-making practices, system companies are permitted to include an allowance for funds used during construction (AFUDC) as an element of their depreciable property costs. This allowance is based on the amount of construction work in progress that is not included in the rate base on which utility companies earn a return. An amount equal to the AFUDC capitalized in the current period is reflected in the accompanying consolidated statements of income.

      While AFUDC does not provide funds currently, these amounts are recoverable in revenues over the service life of the constructed property. The amount of AFUDC recorded was at a weighted average rate of 9.1% in 1994, 3.9% in 1993 and 4.5% in 1992.

(2) Commitments and Contingencies

      (a)  Construction

      The system is engaged in a continuous construction program presently estimated at $357.4 million for the five-year period 1995 through 1999. Of that amount, $87.7 million is estimated for 1995. The program is subject to periodic review and revision.

<PAGE 46>

                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      (b)  Seabrook Nuclear Power Plant

      The system's 3.52% interest in the Seabrook nuclear power plant is owned by Canal Electric Company (Canal), a wholesale electric generating subsidiary, to provide for a portion of the capacity and energy needs of affiliates Cambridge and Commonwealth Electric. Canal is recovering 100% of its Seabrook 1 investment through a power contract with Cambridge and Commonwealth Electric pursuant to FERC and DPU approval.

      Pertinent information with respect to Canal's joint-ownership interest in Seabrook 1 and information relating to operating expenses which are included in the accompanying financial statements are as follows:

                                1994      1993
                            (Dollars in Thousands)

      Utility-plant-in
        service               $232,374  $233,140   Plant capacity (MW) 1,150
      Nuclear fuel              18,500    18,514   Canal's share:
      Accumulated depreciation                       Percent interest   3.52%
        and amortization       (41,654)  (34,771)    Entitlement (MW)   40.5
      Construction work in                         In-Service date      1990
        progress                   651       881   Operating license
                              $209,871  $217,764     expiration date    2026

                                1994      1993      1992
                                 (Dollars in Thousands)
      Operating expenses:
        Fuel                  $ 1,939   $ 3,853   $ 3,952
        Other operation         4,340     4,580     5,705
        Maintenance             1,688       893     1,508
        Depreciation            6,531     6,522     6,426
        Amortization            1,320     1,319     1,320
                              $15,818   $17,167   $18,911

      Canal and the other joint owners have established a Seabrook Nuclear Decommissioning Financing Fund to cover post operation decommissioning costs. For the years 1994, 1993 and 1992, Canal paid $271,000, $259,000 and $235,000, respectively, as its share of the cost of this fund. The estimated cost to decommission the plant is $382 million in 1994 dollars, through December 31, 1994. Canal's share of this liability (approximately $13.4 million) less its share of the market value of the decommissioning trust ($1 million) is approximately $12.4 million.

      (c) Price-Anderson Act

      Under the Price-Anderson Act (the Act), owners of nuclear power plants have the benefit of approximately $9 billion of public liability coverage which would compensate the public for valid bodily injury and property loss on a no fault basis in the event of an accident at a commercial nuclear power plant. Under the provisions of the Act, each nuclear reactor with an operating license can be assessed up to $79.2 million per nuclear incident with a maximum assessment of $10 million per incident within one calendar year. Nuclear plant owners have initiated insurance programs designed to help cover liability claims relating to property damage, decontamination, replacement power and business interruption costs for participating utilities arising from a nuclear incident.

      The system has an equity ownership interest in four nuclear generating facilities as well as a 3.52% joint-ownership interest in Seabrook 1. The operators of these units maintain nuclear insurance coverage (on behalf of the owners of the facilities) with Nuclear Electric Insurance Limited (NEIL II and NEIL III) and the combined American Nuclear Insurers/Mutual Atomic Energy Liability Underwriters (ANI). NEIL II provides $1.4 billion of property,

<PAGE 47>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

boiler, machinery and decontamination insurance coverage, including $250 million of accidental premature decommissioning losses both in excess of the $500 million required by the Act. NEIL III provides $850 million of additional insurance coverage. All companies insured with NEIL are subject to retroactive assessments if losses exceed the accumulated funds available. ANI provides $500 million of "all risk" property damage, boiler, machinery and decontamination insurance. An additional $200 million of primary financial protection coverage is provided for off-site bodily injury or property damage caused by a nuclear incident. ANI also provides secondary financial protection liability insurance which currently provides $8.7 billion of retrospective insurance premium benefits in accordance with the provisions of the Act. Additional coverage provided by ANI includes tort liability protection arising out of radiation injury claims by nuclear workers and injury or property damage caused by the transportation or shipment of nuclear materials or waste.

      Based on its various ownership interests in the five nuclear generating facilities, the system's retrospective premium could be as high as $1.9 million yearly or a cumulative total of $15.1 million, exclusive of the effect of inflation indexing (at five-year intervals) and a 5% surcharge ($4 million) in the event that total public liability claims from a nuclear incident exceed the funds available to pay such claims.

      (d)  Power Contracts

      Cambridge and Commonwealth Electric have long-term contracts for the purchase of electricity from various sources. Generally, these contracts are for fixed periods and require payment of a demand charge for the capacity entitlement and an energy charge to cover the cost of fuel. Pertinent information with respect to life-of-the-unit contracts for power from operating nuclear units in which the system has an equity ownership (Yankee Nuclear Units) is as follows:

                                          Connecticut    Maine     Vermont
                                             Yankee      Yankee     Yankee
                                               (Dollars in Thousands)

Equity Ownership (%)                           4.50       4.00       2.50
Plant Entitlement (%)                          4.50       3.59       2.25
Plant Capability (MW)                         560.0      870.0      496.0
System Entitlement (MW)                        25.2       31.2       11.2
Contract Expiration Date                       1998       2008       2012
1992 Actual Cost ($)                          9,508      6,671      3,970
1993 Actual Cost ($)                         10,016      7,050      4,076
1994 Actual Cost ($)                          8,902      6,250      3,660
Decommissioning cost estimate (100%) ($)    361,994    342,706    329,586
System's decommissioning cost ($)            16,290     12,303      7,416
Market value of assets (100%) ($)           148,474    108,678    113,300
System's market value of assets ($)           6,681      3,902      2,549

       Cambridge pays its share of the decommissioning expense to each of the operators of these nuclear facilities as a cost of electricity purchased for resale.

<PAGE 48>

                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

       The system also has long-term contracts to purchase capacity from other generating facilities. Information relative to these contracts is as follows:

                      Range of
                      Contract
                     Expiration  Entitlement     1994       1993       1992
                       Dates       %     MW      Cost       Cost       Cost
                                                   (Dollars in Thousands)
Type of Unit
Cogenerating         2008-2017      *  255.9   $137,304   $104,599  $ 69,742
Nuclear                 2012       11   73.1     41,475     40,578    37,516
Waste-to-energy         2015      100   70.2     38,107     34,189    27,206
Hydro                2008-2014    100   29.9      7,521      8,904    10,941
  Total                                429.1   $224,407   $188,270  $145,405

   * Includes contracts to purchase power from various cogenerating units with capacity entitlements ranging from 11.1% to 100%.

      Costs pursuant to these contracts are included in electricity purchased for resale in the accompanying consolidated statements of income and are recoverable in revenues through either the Fuel Charge or in base rates.

      The estimated aggregate obligations for capacity under the life-of-the-unit contracts from the operating Yankee Nuclear Units and other long-term purchased power contracts in effect for the five years subsequent to 1994 is as follows:

                                          Long-Term
                          Equity Owned    Purchased
                          Nuclear Units     Power          Total
                                   (Dollars in Thousands)

          1995               $21,740       $203,320      $225,060
          1996                22,959        207,372       230,331
          1997                20,609        212,419       233,028
          1998                24,801        227,272       252,073
          1999                24,487        240,243       264,730

      Commonwealth Electric successfully negotiated a restructured Power Sale Agreement (PSA), effective January 1, 1995, with an independent power producer
(IPP) that defers purchases for a maximum of six years and requires the facility to provide power on a dispatchable basis at the discretion of Commonwealth Electric. In addition, Commonwealth Electric terminated a PSA with another IPP, effective January 27, 1995, through a buy-out arrangement, the cost of which will be recorded as a regulatory asset in 1995 pending final FERC approval.

      (e)  Yankee Atomic Nuclear Power Plant

      In February 1992, the Board of Directors of Yankee Atomic Electric Company (Yankee Atomic) agreed to permanently discontinue power operation and decommission the Yankee Nuclear Power Station (the plant). At December 31, 1994, Cambridge and Commonwealth Electric's respective 2% and 2.5% investment in Yankee Atomic was approximately $1.2 million. The companies' estimated decommissioning costs include its unrecovered share of all costs associated with the shutdown of the plant, recovery of its plant investment, and decommissioning and closing the plant. The most recent cost estimate to permanently shut down the plant is approximately $408.2 million. The companies' share of this liability is $18.4 million and is currently reflected in the accompanying consolidated balance sheets as a liability and corresponding regulatory asset. The market value of the companies' share of assets in the plant's decommissioning fund at December 31, 1994 is approximately $4.9 million.

<PAGE 49>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      (f) Environmental Matters

      The system is subject to laws and regulations administered by federal, state and local authorities relating to the quality of the environment. These laws and regulations affect, among other things, the siting and operation of electric generating and transmission facilities and can require the installation of expensive air and water pollution control equipment. These regulations have had an impact on the System's operations in the past and will continue to have an impact on future operations, capital costs and construction schedules of major facilities. For additional information, see "Environmental Matters" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

      (g)  FERC Order No. 636

      As a result of implementing FERC Order No. 636 (Order 636), each interstate pipeline company is allowed to collect certain transition costs from its customers that resulted from the pipelines' need to buy out gas supply contracts entered into prior to the issuance of Order 636.
Commonwealth Gas has been billed a total of approximately $21.7 million from Tennessee Gas Pipeline Company (Tennessee), Algonquin Gas Transmission Company and Texas Eastern Transmission Company (Texas Eastern) through December 31, 1994.

      As of October 29, 1993, Commonwealth Gas received preliminary DPU authorization to recover these costs, with carrying charges, through the cost of gas adjustment (CGA) over a four-year period that began in November 1993. As a result, a regulatory asset totaling $19.2 million is reflected in deferred charges as of December 31, 1994. In addition, a related liability of $7.8 million is reflected in deferred credits. Final DPU approval for recovery was received in March 1995.

      After extensive negotiations between Texas Eastern, Tennessee and their customers (including Commonwealth Gas), settlements were reached regarding a number of transition obligation issues. The settlement with Texas Eastern, which was approved by FERC, calls for the pipeline to absorb approximately 20% of all transition costs incurred from June 1993 forward. This agreement also provides for an extended billing period and annual caps on the collection of future costs. Commonwealth Gas believes that the absorption requirement will give the pipeline incentive to minimize future costs. This settlement resulted in a refund of $2.7 million to Commonwealth Gas which will be refunded to firm customers beginning in 1995.

      The settlement with Tennessee, which received preliminary approval from the FERC on November 15, 1994, pending rehearings, will lower one element of Commonwealth Gas' transition obligation by approximately $1 million. Further negotiations are underway with Tennessee to craft a total settlement similar to that achieved with Texas Eastern.

      Commonwealth Gas is continuing to negotiate with the pipelines on several other issues. As a result, Commonwealth Gas is unable to predict its final transition obligation at this time; however, based on these and subsequent settlement activities, Commonwealth Gas will adjust its regulatory asset and liability accounts accordingly.

(3)   Income Taxes

      The system files a consolidated federal income tax return. For financial reporting purposes, the System and its subsidiaries provide taxes on a separate return basis.

<PAGE 50>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following is a summary of the consolidated provisions for income taxes for the years ended December 31, 1994, 1993 and 1992:

                                               1994        1993       1992
                                                (Dollars in Thousands)
      Federal
          Current                             $12,789     $ 9,438    $10,581
          Deferred                             12,562      15,127         69
          Investment tax credits               (1,470)     (1,500)    (1,543)
                                               23,881      23,065      9,107
      State
          Current                               3,171       2,692      2,599
          Deferred                              2,403       2,282      2,046
                                                5,574       4,974      4,645
                                               29,455      28,039     13,752
      Amortization of regulatory liability
          relating to deferred income taxes      (119)       (350)    (2,189)
                                              $29,336     $27,689    $11,563
      Federal and state income taxes
          charged to:
            Operating expense                 $29,154     $28,256    $20,557
            Other income/(expense)                182        (567)    (8,994)
                                              $29,336     $27,689    $11,563

      Effective January 1, 1992, the system adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

      Accumulated deferred income taxes consisted of the following in 1994 and 1993:

                                                  1994        1993
                                                (Dollars in Thousands)

      Liabilities
          Property-related                      $183,019    $178,739
          Fuel charge stabilization                6,526         -
          Postretirement benefits plan             5,543       4,136
          Order 636 transition costs, net          4,094       3,450
          Seabrook nonconstruction                 4,504       6,017
          All other                               19,999      17,054
                                                 223,685     209,396
      Assets
          Investment tax credit                   18,941      19,891
          Pension plan                             6,744       5,720
          Regulatory liability                     9,536       9,452
          All other                               19,452      17,689
                                                  54,673      52,752
      Accumulated deferred income taxes, net    $169,012    $156,644

      The net year-end deferred income tax liability above includes a current deferred tax liability of $8,068,000 and a current deferred tax asset of $207,000 in 1994 and 1993, respectively, which are included in accrued income taxes and prepaid income taxes, respectively, in the accompanying consolidated balance sheets.

<PAGE 51>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The total income tax provision set forth on the previous page represents 37% in 1994, 38% in 1993 and 23% in 1992 of income before such taxes. The following table reconciles the statutory federal income tax rate to these percentages:
                                                  1994      1993      1992
                                                   (Dollars in Thousands)

      Federal statutory rate                          35%       35%       34%

      Federal income tax expense at statutory
        levels                                   $27,406   $25,733   $17,496
      Increase (Decrease) from statutory levels:
        Amortization of regulatory liability
          relating to deferred income taxes          -         -      (5,700)
        State tax net of federal tax benefit       3,623     3,233     3,353
        Tax versus book depreciation               1,471     1,501     1,069
        Amortization of investment tax credits    (1,457)   (1,454)   (1,468)
        Reversals of capitalized expenses           (654)     (655)      -
        Dividend received deduction                 (428)     (405)     (480)
        Amortization of excess deferred reserves    (174)     (350)     (820)
        Other                                       (451)       86    (1,887)
                                                 $29,336   $27,689   $11,563

        Effective federal income tax rate             37%       38%       23%

      On April 22, 1992, the DPU approved a settlement agreement between Commonwealth Electric, the Attorney General of Massachusetts and a consumer group, which resulted in the issuance of an accounting order authorizing its retention of $5.7 million in excess deferred taxes subject to obtaining a favorable ruling from the Internal Revenue Service which was received on November 30, 1992.

      In accordance with the above settlement agreement, Commonwealth Electric wrote off in 1992 storm damage costs of $9.2 million ($5.7 million net of tax). The balance of the excess reserves that would have been returned to customers was removed from the deferred tax reserve account and, after adjustment to its pretax amount as required by SFAS 109, was credited to a liability account. The excess reserves/regulatory liability which Common-wealth Electric would retain pursuant to the settlement agreement was also removed from this liability account and credited to other income together with the related income taxes. These amounts were classified as income tax expense and were used in the reconciliation of the income tax rate.

      As a result of the Revenue Reconciliation Act of 1993, the System's con-solidated federal income tax rate increased to 35% effective January 1, 1993.

(4)  Employee Benefit Plans

      (a) Pension

      The system has a noncontributory pension plan covering substantially all regular employees who have attained the age of 21 and have completed a year of service. Pension benefits are based on an employee's years of service and compensation. The system makes monthly contributions to the plan consistent with the funding requirements of the Employee Retirement Income Security Act of 1974.

<PAGE 52>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Components of pension expense and related assumptions to develop pension expense were as follows:

                                            1994        1993        1992
                                               (Dollars in Thousands)

      Service cost                        $  7,316    $  6,069    $  5,973
      Interest cost                         21,452      20,410      18,653
      Return on plan assets-(gain)/loss      4,544     (36,552)    (24,524)
      Net amortization and deferral        (21,990)     20,669       9,644
      Total pension expense                 11,322      10,596       9,746
      Less: Amounts capitalized
            and deferred                     2,823       2,130       2,761
      Net pension expense                 $  8,499    $  8,466    $  6,985

      Discount rate                         7.25%       8.50%       8.50%
      Assumed rate of return                8.50        8.50        8.50
      Rate of increase in future
        compensation                        4.50        5.50        5.50

      Pension expense reflects the use of the projected unit credit method which is also the actuarial cost method used in determining future funding of the plan. Commonwealth Electric and Cambridge, in accordance with current ratemaking, are deferring the difference between pension contribution, which is allowed currently in base rates, and pension expense, recognized pursuant to Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." The funded status of the system's pension plan (using a measurement date of December 31) is as follows:

                                                 1994          1993
                                               (Dollars in Thousands)

      Accumulated benefit obligation:
        Vested                                 $(200,273)    $(209,966)
        Nonvested                                (23,299)      (28,184)
                                               $(223,572)    $(238,150)

      Projected benefit obligation             $(274,120)    $(288,309)
      Plan assets at fair market value           255,263       268,672
      Projected benefit obligation
        greater than plan assets                 (18,857)      (19,637)
      Unamortized transition obligation           11,250        12,857
      Unrecognized prior service cost             16,227        14,524
      Unrecognized gain                          (24,998)      (20,905)
      Accrued pension liability                $ (16,378)    $ (13,161)

      The following actuarial assumptions were used in determining the plan's year-end funded status:
                                                 1994          1993

      Discount rate                              8.50%         7.25%
      Rate of increase in future compensation    5.00          4.50

      Plan assets consist primarily of fixed-income and equity securities. Fluctuations in the fair market value of plan assets will affect pension expense in future years.

<PAGE 53>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      (b)  Other Postretirement Benefits

      Through December 31, 1992, the system provided postretirement health care and life insurance benefits to eligible retired employees. Employees became eligible for these benefits if their age plus years of service at retirement equaled 75 or more, provided, however, that such service was performed for a subsidiary of the System. As of January 1, 1993, the system eliminated postretirement health care benefits for those non-bargaining employees who were less than 40 years of age or had less than 12 years of service at that date. Under certain circumstances, eligible employees are now required to make contributions for postretirement benefits. Certain bargaining employees are also participating under these new eligibility requirements.

      Effective January 1, 1993, the system adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). This new standard requires the accrual of the expected cost of such benefits during the employees' years of service and the recognition of an actuarially determined postretirement benefit obligation earned by existing retirees. The assumptions and calculations involved in determining the accrual and the accumulated postretirement benefit obligation (APBO) closely parallel pension accounting requirements. The cumulative effect of implementation of SFAS No. 106 as of January 1, 1993 was approximately $106.7 million which is being amortized over 20 years. Prior to 1993, the cost of postretirement benefits was recognized as the benefits were paid. The cost of retiree medical care and life insurance benefits under the traditional pay-as-you-go method totaled $4,738,000 during 1992.

      In 1993, the system began making contributions to various voluntary employees' beneficiary association (VEBA) trusts that were established pursuant to section 501(c)9 of the Internal Revenue Code (the Code). The system also makes contributions to a subaccount of its pension plan pursuant to section 401(h) of the Code to satisfy a portion of its postretirement benefit obligation. The system contributed approximately $14.5 million and $12.6 million to these trusts during 1994 and 1993, respectively.

      The net periodic postretirement benefit cost for the years ended December 31, 1994 and 1993 include the following components and related assumptions:

                                                     1994        1993
                                                  (Dollars in Thousands)

      Service cost                                 $ 2,198     $ 2,100
      Interest cost                                  8,299       9,017
      Return on plan assets                           (186)       (661)
      Amortization of transition obligation
        over 20 years                                5,336       5,336
      Net amortization and deferral                 (1,118)         30
         Total postretirement benefit cost          14,529      15,822
      Less: Amounts capitalized and deferred         8,811      10,832
         Net postretirement benefit cost           $ 5,718     $ 4,990

      Discount rate                                  7.25%       8.50%
      Assumed rate of return                         8.50        8.50
      Rate of increase in future compensation        4.50        4.50

<PAGE 54>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The funded status of the system's postretirement benefit plan using a measurement date of December 31, 1994 and 1993 is as follows:

                                                        1994        1993
                                                     (Dollars in Thousands)

      Accumulated postretirement benefit obligation:
        Retirees                                     $ (63,280)  $ (63,211)
        Fully eligible active plan participants        (10,680)    (10,922)
        Other active plan participants                 (37,396)    (37,726)
                                                      (111,356)   (111,859)
      Plan assets at fair market value                  19,972      11,037
      Accumulated postretirement benefit obligation
         greater than plan assets                      (91,384)   (100,822)
      Unamortized transition obligation                 96,039     101,375
      Unrecognized gain                                 (4,655)       (553)
                                                     $     -     $     -

      The following actuarial assumptions were used in determining the plan's year-end funded status:

                                                        1994        1993

      Discount rate                                     8.50%       7.25%
      Rate of increase in future compensation           5.00        4.50

      In determining its estimated APBO and the funded status of the plan for 1994 and 1993, the system assumed estimated health care trend rates as follows:

                                                        1994        1993

      Medicare part B premiums                         12.30%      14.90%
      Medical care                                      8.50        9.00
      Dental care                                       5.00        5.00

      The above rates, with the exception of the dental rate which remains constant, decrease to five percent in the year 2007 and remain at that level thereafter. A one percent change in the medical trend rate would have a $1.6 million impact on the system's annual expense (interest component - $1.1 million; service cost - $500,000) and would change the transition obligation by approximately $13.9 million.

      Plan assets consist primarily of fixed-income and equity securities. Fluctuations in the fair market value of plan assets will affect postretirement benefit expense in future years.

      The DPU's policy on postretirement benefits is to allow in rates the maximum tax deductible contributions made to trusts that have been established specifically to pay postretirement benefits. Effective with its June 1, 1993 rate order from the DPU, Cambridge was allowed to recover its SFAS No. 106 expense in base rates over a four-year phase-in period with carrying costs on the deferred balance. The other System companies intend to seek recovery in their next rate proceeding. While the system is unable to predict the outcome of these rate proceedings, it believes the DPU will authorize similar rate treatment as provided to Cambridge and other Massachusetts electric and gas companies for the recovery of the cost of these benefits. Further, based on DPU action and discussions with regulators, the system believes that it is appropriate to record the difference between the amount included in rates and SFAS No. 106 expense as a regulatory asset. At December 31, 1994 and 1993, this deferral amounted to approximately $15.7 million and $8.9 million, respectively.

<PAGE 55>

                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      (c) Savings Plan

      The system has an Employees Savings Plan that provides for system contributions equal to contributions by eligible employees of up to four percent of each employee's compensation rate. Effective January 1, 1993, the rate was increased to five percent for those employees no longer eligible for postretirement health benefits. The total system contribution was $4,302,000 in 1994, $4,245,000 in 1993 and $4,134,000 in 1992.

(5)  Interim Financing and Long-Term Debt

      (a)  Notes Payable to Banks

      System companies maintain both committed and uncommitted lines of credit for the short-term financing of their construction programs and other corporate purposes. As of December 31, 1994, system companies had $90 million of committed lines of credit that will expire at varying intervals in 1995. These lines are normally renewed upon expiration and require annual fees of up to .1875% of the individual line. At December 31, 1994, the uncommitted lines of credit totaled $90 million. Interest rates on the outstanding borrowings generally are at an adjusted money market rate and averaged 4.4% and 3.5% in 1994 and 1993, respectively. Notes payable to banks totaled $44,850,000 and $71,975,000 at December 31, 1994 and 1993, respectively.

      (b)  Long-term Debt Maturities and Retirements

      Under terms of various indentures and loan agreements, the System and certain subsidiary companies are required to make periodic sinking fund payments for retirement of outstanding long-term debt. These payments and balances of maturing debt issues for the five years subsequent to December 31, 1994 are as follows:

                    Sinking Funds    Maturing Debt Issues
      Year          Subsidiaries     System  Subsidiaries     Total
                                    (Dollars in Thousands)

      1995              $5,973       $25,000    $   -        $30,973
      1996               8,283           -       33,230       41,513
      1997               7,653        10,000      4,260       21,913
      1998               7,653        10,000      9,000       26,653
      1999               7,653        10,000     10,000       27,653

(6)   Redeemable Preferred Shares

      Each series of the System's preferred shares was issued at par value, $100 per share, and is subject to periodic, mandatory sinking fund payments. The System can make additional voluntary redemptions, not exceeding the required redemption, at par, on a non-cumulative basis, on each sinking fund date.

      Preferred shares may also be called for redemption, in whole or in part, in excess of the required and voluntary sinking fund redemptions. The obligation to make mandatory redemptions is cumulative and the System is not allowed to pay dividends to common shareholders or make optional sinking fund payments if mandatory redemptions are in arrears. Details of redemptions for each series are contained in the following table:

                                   Sinking Funds          Optional
                  Dividend           1995-1999           Redemption
                    Rate      Mandatory     Optional     Call Prices
                              (Dollars in Thousands)

      Series A     4.80%        $120          $120          $102
      Series B     8.10          160           160           101
      Series C     7.75          540           540           101

<PAGE 56>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Preferred shareholders have no voting rights except in the event that six full quarterly dividends have not been paid. In this circumstance, the preferred shareholders are entitled, voting as a class, to elect two of the nine Trustees of the System.

      The preference of these shares in involuntary liquidation is equal to par value. The shares are of equal rank and are entitled to cumulative dividends at the annual rate established for each series. No dividend can be declared on any series unless proportionate dividends are concurrently declared on the other outstanding series and in the event that dividend payments are in arrears, the System may not redeem any shares unless all shares of all preferred series are redeemed.

(7)   Disclosures About Fair Value of Financial Instruments

      The fair value of certain financial instruments included in the accompanying Consolidated Balance Sheets as of December 31, 1994 and 1993 are as follows:


                                  1994                  1993
                                     (Dollars in Thousands)

                           Carrying    Fair       Carrying    Fair
                             Value    Value         Value    Value

    Long-term Debt         $449,280  $449,292     $464,866  $526,405
    Preferred Stock          15,480    14,687       16,300    15,759

      The carrying amount of cash and notes payable to banks approximates the fair value because of the short maturity of these financial instruments.

      The estimated fair value of long-term debt and preferred stock are based on quoted market prices of the same or similar issues or on the current rates offered for debt or preferred shares with the same remaining maturity. The fair values shown above do not purport to represent the amounts at which those obligations would be settled.

(8)   Lease Obligations

      System companies lease property, transmission facilities and equipment under agreements, some of which are capital leases. Several subsidiaries renegotiate certain lease agreements annually. These new agreements are for a term of one year and are renewable monthly thereafter. COM/Energy Services Company has agreements in effect for office furniture, computer, transportation and other equipment. Generally, these agreements require the lessee to pay related taxes, maintenance and other costs of operation. Leases currently in effect contain no provisions which prohibit system companies from entering into future lease agreements or obligations.

      The following is a breakdown, by major class, of property under capital lease at December 31, 1994 and 1993:

                                                     1994        1993
                                                   (Dollars in Thousands)

      Transmission facilities                      $13,844     $14,150
      Office furniture and computer equipment        2,136      10,719
      Other                                            100          85
                                                    16,080      24,954
      Less: Accumulated amortization                   351       8,804
                                                   $15,729     $16,150

<PAGE 57>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Future minimum lease payments, by period and in the aggregate, of capital leases and non cancelable operating leases consisted of the following at December 31, 1994:

                                                    Capital    Operating
                                                    Leases       Leases
                                                   (Dollars in Thousands)
      1995                                         $ 3,213     $11,264
      1996                                           2,865       8,010
      1997                                           1,963       1,947
      1998                                           1,888         995
      1999                                           1,825         413
      Beyond 1999                                   22,640       1,036
      Total future minimum lease payments           34,394     $23,665
      Less: Estimated interest element
            included therein                        18,665
      Estimated present value of future minimum
            lease payments                         $15,729

      Total rent expense for all operating leases, except those with terms of a month or less, amounted to $13,052,000 in 1994, $12,701,000 in 1993 and
$13,149,000 in 1992. There were no contingent rentals and no sublease rentals for the years 1994, 1993 and 1992.

(9)   Dividend Restriction

      At December 31, 1994, approximately $114,876,000 of consolidated retained earnings was restricted against the payment of cash dividends by terms of indentures and note agreements securing long-term debt.

(10)  Segment Information

      System companies provide electric, gas and steam services to retail customers in communities located in central and eastern Massachusetts and, in addition, sell electricity at wholesale to Massachusetts customers. Other operations of the system include the development and operation of rental properties and other activities which do not presently contribute significantly to either revenues or operating income.

      Operating income of the various industry segments includes income from transactions with affiliates and is exclusive of interest expense, income taxes and equity in earnings of unconsolidated corporate joint ventures.

<PAGE 58>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The amount of identifiable assets represented by the system's investment in corporate joint ventures consists principally of a percentage ownership in the assets of four regional electric generating plants and a 3.8% interest in Hydro-Quebec Phase II.

                                             1994       1993        1992
                                               (Dollars in Thousands)
  Revenues from
    Unaffiliated Customers
      Electric                            $  639,127  $  624,020  $  597,269
      Gas                                    323,568     302,644     294,874
      Steam and other                         15,867      14,035      14,307
        Total Revenues                    $  978,562  $  940,699  $  906,450

  Capital Expenditures (including AFUDC)
      Electric                            $   38,754  $   29,667  $   30,207
      Gas                                     18,020      23,117      20,455
      Other                                    1,843       1,796       2,577
                                          $   58,617  $   54,580  $   53,239

  Operating Income
    Before Income Taxes
      Electric                            $   86,800  $   76,117  $   65,169
      Gas                                     31,664      35,001      32,891
      Steam and other                          3,482       3,139       2,422
        Total Operating Income Before
          Income Taxes                    $  121,946  $  114,257  $  100,482

  Identifiable Assets
      Electric                            $  930,852  $  914,571  $  911,877
      Gas                                    380,805     376,683     328,410
      Steam and other                         53,914      53,062      53,497
                                           1,365,571   1,344,316   1,293,784
    Intercompany eliminations                (34,503)    (42,702)    (35,653)
    Investment in corporate joint
      ventures                                13,648      13,549      13,888
        Total Identifiable Assets         $1,344,716  $1,315,163  $1,272,019

  Depreciation Expense
      Electric                            $   33,188  $   32,188  $   33,632
      Gas                                      9,559       8,939       8,270
      Steam and other                          1,441       1,353       1,262
        Total Depreciation                $   44,188  $   42,480  $   43,164

<PAGE 59>


                          COMMONWEALTH ENERGY SYSTEM

                            SELECTED FINANCIAL DATA

                         1994       1993       1992       1991       1990
                          (Dollars In Thousands Except Common Share Data)
Operating Revenues
  Electric           $  639,127 $  624,020 $  597,269 $  607,371 $  576,416
  Gas                   323,568    302,644    294,874    252,239    244,074
  Steam and other        15,867     14,035     14,307     13,824     15,308
   Total             $  978,562 $  940,699 $  906,450 $  873,434 $  835,798

Net Income           $   48,968 $   45,834 $   39,897 $   19,472 $   22,636

Common Share Data-
 Earnings per share       $4.59      $4.37      $3.83      $1.82      $2.16
 Dividends declared
   per share              $3.00      $2.92      $2.92      $2.92      $2.92
 Average shares
    outstanding      10,413,781 10,215,614 10,081,868  9,944,433  9,810,180

Total Assets         $1,344,716 $1,315,163 $1,272,019 $1,247,386 $1,238,083

Long-term debt       $  418,307 $  448,893 $  361,092 $  366,010 $  412,211
Redeemable preferred
  share investment       14,660     15,480     16,300     17,120     17,940
Common share
  investment            362,997    337,070    315,219    300,859    307,282
Total Capitalization $  795,964 $  801,443 $  692,611 $  683,989 $  737,433




                                             1994 by Quarter
                                   1st        2nd        3rd        4th
                              (Dollars In Thousands Except Per Share Amounts)

Operating Revenues               $312,906   $213,632   $223,299   $228,725
Operating Income                   38,135     14,201     17,639     22,817
Income Before Interest Charges     38,745     14,399     16,880     22,418
Net Income                         27,951      3 760      6,216     11,041
Earnings per Common Share            2.68        .32        .57       1.02
Dividends Declared per
  Common Share                        .75        .75        .75        .75
Closing Price of Common Shares-
  High                             45 1/2     43 3/4     40 3/4     38 3/4
  Low                              42 7/8     39 1/2     37 1/2     35 3/8


                                             1993 by Quarter
                                   1st        2nd        3rd        4th
                              (Dollars In Thousands Except Per Share Amounts)

Operating Revenues               $276,902   $203,347   $217,884   $242,566
Operating Income                   33,868      8,886     16,041     27,206
Income Before Interest Charges     34,319     13,015     16,571     25,880
Net Income                         24,063      2,174      5,696     13,901
Earnings per Common Share            2.34        .18        .52       1.33
Dividends Declared per
  Common Share                        .73        .73        .73        .73
Closing Price of Common Shares-
  High                             48 7/8     48 5/8     50 1/8     49 3/4
  Low                              40 1/2     43 3/8     46 3/4     43

<PAGE 60>



























                          Commonwealth Energy System
                                One Main Street
                             Post Office Box 9150
                      Cambridge, Massachusetts 02142-9150
                           Telephone (617) 225-4000

<PAGE 61>

Appendices
                          COMMONWEALTH ENERGY SYSTEM
               Proxy-Annual Meeting of Shareholders-May 4, 1995
          This Proxy is Solicited on Behalf of the Board of Trustees

  The undersigned hereby appoints Henry Dormitzer, William G. Poist and Sinclair Weeks, Jr., and each or any of them, with power of substitution, as proxies to attend the Annual Meeting of Shareholders of the System to be held on Thursday, May 4, 1995 and at any adjournment thereof and to vote the number of shares which the shareholder(s) would be entitled to vote if personally present:

  To vote your shares for all Trustee nominees, mark the "FOR"  box on item 1. To withhold voting for all nominees, mark the "WITHHELD" box. If you do not wish your shares voted "FOR" a particular nominee, mark the "EXCEPTION" box and enter name(s) of the exception(s) in the space provided.

_____________________________________________________________________________
                 The Trustees recommend a vote "FOR" #1 and #2

1.  Election of Trustees

    Nominees: S. A. Buckler, B. L. Francis, M. C. Ruettgers
    [  ]  FOR     [  ]  WITHHELD   [  ]  EXCEPTIONS

    EXCEPTIONS: ____________________

2.  Amendment to Declaration of Trust

    [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN
_____________________________________________________________________________
                  The Trustees recommend a vote "AGAINST" #3

3.  Shareholder Proposal

    [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN
_____________________________________________________________________________

4.  Upon any other business that may properly come before the meeting.
_____________________________________________________________________________

      This Proxy will be voted as directed above.  If no other indication is made, this proxy will be voted FOR proposals #1 and 2,
                           and AGAINST proposal #3.

           Any proxy or proxies to vote such shares at said meeting heretofore given by the shareholder(s) are hereby revoked.

                     PLEASE SIGN AND DATE ON REVERSE SIDE



____________________________________________________


____________________________________________________
Signature(s) should agree with name(s) printed below

       (When signing as attorney, executor or administrator, trustee or guardian, etc., please indicate your full title as such.)

Acct. No.                                              No. of Shares


Dated_______________________, 1995

           PLEASE SIGN, DATE AND RETURN IN ENCLOSED PREPAID ENVELOPE